                           OFFER TO PURCHASE FOR CASH

                     ALL OUTSTANDING SHARES OF COMMON STOCK
           (INCLUDING THE ASSOCIATED PREFERRED SHARE PURCHASE RIGHTS)
                                       OF
                         GLOBAL MOTORSPORT GROUP, INC.
                                       BY
                             GMG ACQUISITION CORP.
                      AN INDIRECT WHOLLY-OWNED SUBSIDIARY
                                       OF
                          STONINGTON ACQUISITION CORP.
                                       AT
                              $19.50 NET PER SHARE
---------------------------------------------------------

           THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT,
NEW YORK CITY TIME, ON MONDAY, DECEMBER 14, 1998, UNLESS THE OFFER IS EXTENDED.
--------------------------------------------------------------------------------

    THE BOARD OF DIRECTORS OF THE COMPANY UNANIMOUSLY HAS DETERMINED THAT THE OFFER AND THE MERGER (AS SUCH TERMS ARE DEFINED HEREIN), ARE FAIR TO, ADVISABLE AND IN THE BEST INTERESTS OF THE COMPANY AND ITS STOCKHOLDERS, HAS APPROVED THE OFFER AND ADOPTED THE MERGER AGREEMENT AND RECOMMENDS ACCEPTANCE OF THE OFFER BY THE COMPANY'S STOCKHOLDERS.

                           --------------------------

    THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, SHARES REPRESENTING AT LEAST A MAJORITY OF THE TOTAL NUMBER OF OUTSTANDING SHARES OF COMMON STOCK OF THE COMPANY ON A FULLY DILUTED BASIS BEING VALIDLY TENDERED AND NOT PROPERLY WITHDRAWN PRIOR TO THE EXPIRATION DATE FOR THE OFFER, PARENT AND THE PURCHASER (AS SUCH TERMS ARE DEFINED HEREIN) OBTAINING THE FINANCING SET FORTH IN THE COMMITMENT LETTER (AS DEFINED HEREIN) AND CERTAIN OTHER CONDITIONS. SEE SECTIONS 12 AND 14.

                           --------------------------

                                   IMPORTANT

    Any stockholder desiring to tender all or any portion of such stockholder's Shares (as defined herein) either should (a) complete and sign the Letter of Transmittal (or a facsimile thereof) in accordance with the instructions in the Letter of Transmittal and mail or deliver it together with the certificate(s) representing tendered Shares and any other required documents to the Depositary (as defined herein) or tender such Shares pursuant to the procedures for book-entry transfer set forth in Section 3 or (b) request such stockholder's broker, dealer, commercial bank, trust company or other nominee to effect such transaction. A stockholder whose Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such broker, dealer, commercial bank, trust company or other nominee if such stockholder desires to tender such Shares.

    A stockholder who desires to tender Shares and whose certificates representing such Shares are not immediately available or who cannot comply with the procedures for book-entry transfer on a timely basis may tender such Shares by following the procedures for guaranteed delivery set forth in Section 3.

    Questions and requests for assistance may be directed to the Information Agent or the Dealer Manager (as such terms are defined herein) at their respective addresses and telephone numbers set forth on the back cover of this Offer to Purchase. Additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and other related materials may be obtained from the Information Agent or the Dealer Manager or from brokers, dealers, commercial banks, trust companies and other nominees.
                           --------------------------

                      The Dealer Manager for the Offer is:

                             CHASE SECURITIES INC.

NOVEMBER 16, 1998

                               TABLE OF CONTENTS

                                                                                                                PAGE
                                                                                                                -----
Introduction...............................................................................................           1
 1. Terms of the Offer.....................................................................................           2
 2. Acceptance for Payment and Payment.....................................................................           4
 3. Procedures for Tendering Shares........................................................................           5
 4. Withdrawal Rights......................................................................................           8
 5. Certain Tax Consequences...............................................................................           8
 6. Price Range of the Shares; Dividends...................................................................           9
 7. Possible Effects of the Offer on the Market for the Shares; Nasdaq Quotation; Exchange Act
    Registration; Margin Regulations.......................................................................          10
 8. Certain Information Concerning the Company.............................................................          11
 9. Certain Information Concerning Parent, the Purchaser and Stonington....................................          14
10. Background of the Offer; Past Contacts with the Company................................................          15
11. Purpose of the Offer; the Merger Agreement; Appraisal Rights; Plans for the Company; the Rights........          18
12. Source and Amount of Funds.............................................................................          27
13. Dividends and Distributions............................................................................          31
14. Certain Conditions of the Offer........................................................................          31
15. Certain Legal Matters; Required Regulatory Approvals...................................................          33
16. Certain Fees and Expenses..............................................................................          36
17. Miscellaneous..........................................................................................          37

SCHEDULE I: Certain Information Concerning the General Partners, Officers and Directors of Stonington,
            Stonington II, the Stonington Partnership and the Fund.........................................         I-1

SCHEDULE II: Directors and Executive Officers of Parent and the Purchaser..................................        II-1

    TO: ALL HOLDERS OF SHARES OF COMMON STOCK OF GLOBAL MOTORSPORT GROUP, INC.:

                                  INTRODUCTION

    GMG Acquisition Corp. (the "Purchaser"), a Delaware corporation and a wholly-owned, indirect subsidiary of Stonington Acquisition Corp., a Delaware corporation ("Parent"), hereby offers to purchase all outstanding shares of common stock, par value $.001 per share ("Shares"), of Global Motorsport Group, Inc., a Delaware corporation (the "Company"), and the associated Preferred Share Purchase Rights (the "Rights") issued pursuant to the Rights Agreement, dated as of November 13, 1996, between the Company and American Stock Transfer & Trust Company, as Rights Agent (as the same may be amended, the "Rights Agreement"), at a purchase price of $19.50 per Share (and associated Right), net to the seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, together, constitute the "Offer"). Unless the context otherwise requires, all references to Shares will include the associated Rights.

    Tendering stockholders will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, stock transfer taxes on the purchase of Shares by the Purchaser pursuant to the Offer. The Purchaser will pay all charges and expenses of Chase Securities Inc., as Dealer Manager (the "Dealer Manager"), ChaseMellon Shareholder Services, L.L.C., as Depositary (the "Depositary"), and MacKenzie Partners, Inc., as Information Agent (the "Information Agent"), incurred in connection with the Offer. See Section 16.

    THE BOARD OF DIRECTORS OF THE COMPANY (THE "COMPANY BOARD") UNANIMOUSLY HAS DETERMINED THAT THE OFFER AND THE MERGER ARE FAIR TO, ADVISABLE AND IN THE BEST INTERESTS OF THE COMPANY AND ITS STOCKHOLDERS, HAS APPROVED THE OFFER AND ADOPTED THE MERGER AGREEMENT AND RECOMMENDS ACCEPTANCE OF THE OFFER BY THE COMPANY'S STOCKHOLDERS.

    Cleary Gull Reiland & McDevitt, Inc. (the "Financial Advisor") has delivered to the Company Board a written opinion dated November 8, 1998 to the effect that, as of such date and based upon and subject to certain matters stated in such opinion, the $19.50 per Share cash consideration to be received by the holders of Shares (other than Shares held by Parent or its affiliates, in the treasury of the Company or by any wholly owned subsidiary of the Company), pursuant to the Offer and the Merger is fair, from a financial point of view, to such holders. A copy of the Financial Advisor's written opinion dated November 8, 1998 is included with the Company's Solicitation/Recommendation Statement on
Schedule 14D-9 (the "Schedule 14D-9"), which is being mailed to stockholders concurrently herewith, and stockholders are urged to read such opinion carefully in its entirety for a description of the assumptions made, matters considered and limitations of the review undertaken by the Financial Advisor.

    THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, AT LEAST A MAJORITY OF THE TOTAL NUMBER OF OUTSTANDING SHARES ON A FULLY DILUTED BASIS BEING VALIDLY TENDERED AND NOT PROPERLY WITHDRAWN PRIOR TO THE EXPIRATION DATE FOR THE OFFER (THE "MINIMUM CONDITION"). THE OFFER IS ALSO CONDITIONED UPON PARENT AND THE PURCHASER OBTAINING THE FINANCING SET FORTH IN THE COMMITMENT LETTER (AS DEFINED HEREIN). THE OFFER IS ALSO SUBJECT TO CERTAIN OTHER TERMS AND CONDITIONS. THE OFFER WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON MONDAY, DECEMBER 14, 1998, UNLESS EXTENDED (THE "EXPIRATION DATE"). SEE SECTIONS 1, 12, 14, AND 15.

    The Offer is being made pursuant to the Agreement and Plan of Merger, dated as of November 8, 1998, by and among the Company, the Purchaser and Parent (the "Merger Agreement") pursuant to which, following the consummation of the Offer and the satisfaction or waiver of certain conditions, the Purchaser will be merged with and into the Company (the "Merger"), with the Company continuing as the surviving corporation (the "Surviving Corporation"). In the Merger, each outstanding Share (other than Shares held by Parent, the Purchaser or any wholly-owned subsidiary of Parent or the Purchaser or in the treasury of the Company or by any wholly-owned subsidiary of the Company, which Shares will be canceled with no payment being made with respect thereto, and other than Shares, if any, held by stockholders who perfect their appraisal rights under Delaware law ("Dissenting Shares")) will, by virtue of the Merger and without any action by the holder thereof, be converted into the right to receive $19.50 in cash, payable to the holder thereof, without interest thereon (the "Merger Price"), upon the surrender of the certificate formerly representing such Share. The Merger Agreement is more fully described in Section 11. Certain federal income tax consequences of the sale of Shares pursuant to the Offer and the Merger, as the case may be, are described in Section 5.

    If the Minimum Condition and the other conditions to the Offer are satisfied and the Offer is consummated, the Purchaser will own a sufficient number of Shares to ensure that the Merger will be approved. Under the Delaware General Corporation Law (the "GCL"), if, after consummation of the Offer, the Purchaser owns at least 90% of the Shares then outstanding, the Purchaser will be able to cause the Merger to occur without a vote of the Company's stockholders. If, however, after consummation of the Offer, the Purchaser owns less than 90% of the then outstanding Shares, a vote of the Company's stockholders will be required under the GCL to approve the Merger, and a significantly longer period of time will be required to effect the Merger. See Section 11.

    The Company has informed the Purchaser that, as of November 6, 1998, there were 5,182,973 Shares issued and outstanding and 999,906 Shares reserved for issuance upon the exercise of outstanding stock options granted under the Company's stock option or similar plans or agreements.

    Based on the foregoing and assuming no additional Shares (or warrants, options or rights exercisable for, or securities convertible into, Shares), have been issued (other than Shares issued pursuant to such options and rights referred to above) if the Purchaser were to acquire approximately 3,091,440 Shares pursuant to the Offer, the Minimum Condition would be satisfied.

    No appraisal rights are available in connection with the Offer; however, stockholders may have appraisal rights in connection with the Merger regardless of whether the Merger is consummated with or without a vote of the Company's stockholders. See Section 11.

    THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

1. TERMS OF THE OFFER.

    Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), the Purchaser will accept for payment and thereby purchase all Shares validly tendered on or prior to the Expiration Date and not withdrawn in accordance with the procedures set forth in Section 4, as soon as practicable after such Expiration Date; PROVIDED that, if all the conditions to the Offer are satisfied or waived and at least 75% but less than 90% of the outstanding Shares have been validly tendered and not withdrawn in the Offer, the Purchaser reserves the right, in its sole discretion, to extend the Offer from time to time for up to a maximum of ten additional business days in the aggregate for all such extensions, notwithstanding the prior satisfaction of the conditions to the Offer. The Offer will remain open until the Expiration Date, unless and until the Purchaser extends the period of time for which the Offer is open, in which event the term "Expiration Date" will mean the time and date at which the Offer, as so extended by the Purchaser, will expire.

    The Offer is conditioned upon, among other things, the satisfaction of the Minimum Condition, the obtaining of financing set forth in the Commitment Letter and the expiration or termination of all waiting periods imposed by the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"). See Section 14. If, at any Expiration Date, the conditions to the Offer described in Section 14 will not have been satisfied or waived and the Merger Agreement is still in effect, the Purchaser will, and Parent will cause the Purchaser to, cause the Offer not to expire, subject, however, to Parent's and the Purchaser's rights of termination under the Merger Agreement. During any extension, all Shares previously tendered and not withdrawn will remain subject to the Offer and subject to the right of a tendering stockholder to withdraw such stockholder's Shares. See Section 4. Under no circumstances will interest be paid on the purchase price for tendered Shares, whether or not the Offer is extended.

    Subject to the applicable regulations of the Securities and Exchange Commission (the "Commission"), the Purchaser expressly reserves the right, in its sole discretion, at any time or from time to time, to (i) in addition to its termination rights relating to fulfillment of the Minimum Condition and expiration or termination of HSR Act waiting periods, terminate the Offer if, at any time prior to the time of payment for Shares pursuant to the Offer, any of the other circumstances referred to in Section 14 exist; (ii) waive any condition; or (iii) except as set forth in the Merger Agreement and discussed below, otherwise amend the Offer in any respect, in each case, by giving oral or written notice of such termination, waiver or amendment to the Depositary. In the Merger Agreement, the Purchaser has agreed that, without the prior written consent of the Company, it will not (i) impose conditions to the Offer in addition to the conditions to the Offer described in Section 14, (ii) modify or amend the conditions to the Offer described in Section 14 or any other term of the Offer in a manner adverse to the holders of Shares, (iii) reduce the number of Shares subject to the Offer, (iv) reduce the Merger Price, (v) except as otherwise provided in the Merger Agreement, extend the Offer, if all of the conditions to the Offer described in Section 14 are satisfied or waived, or (vi) change the form of consideration payable in the Offer.

    Any such extension, termination or amendment will be followed as promptly as practicable by public announcement thereof. In the case of an extension, Rule 14e-1(d) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires that the announcement be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date in accordance with the public announcement requirements of Rule 14e-1 under the Exchange Act. Subject to applicable law (including Rules 14d-4(c) and 14d-6(d) under the Exchange Act, which require that any material change in the information published, sent or given to stockholders in connection with the Offer be promptly disseminated to stockholders in a manner reasonably designed to inform stockholders of such change), and without limiting the manner in which the Purchaser may choose to make any public announcement, the Purchaser will not have any obligation to publish, advertise or otherwise communicate any such public announcement other than by making a release to the Dow Jones News Service. As used in this Offer to Purchase, "business day" has the meaning set forth in Rule 14d-1 under the Exchange Act. The rights reserved by the Purchaser in the preceding paragraph are in addition to the Purchaser's rights pursuant to
Section 14.

    If the Purchaser makes a material change in the terms of the Offer, or if the Purchaser waives a material condition to the Offer, the Purchaser will extend the Offer and disseminate additional tender offer materials to the extent required by Rules 14d-4(c), 14d-6(d) and 14e-1 under the Exchange Act. The minimum period during which an offer must remain open following material changes in the terms of the offer, other than a change in price or a change in percentage of securities sought, will depend upon the facts and circumstances, including the materiality of the changes. In the Commission's view, an offer should remain open for a minimum of five business days from the date the material change is first published, sent or given to stockholders, and, if material changes are made with respect to information that approaches the significance of price and the percentage of securities sought, a minimum of ten business days may be required to allow for adequate dissemination and investor response. With respect to a change in price, a minimum ten business day period from the date of such change is generally required under applicable Commission rules and regulations to allow for adequate dissemination to stockholders.

    For purposes of the Offer, a "business day" means any day other than a Saturday, Sunday or a federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

    As of the date of this Offer to Purchase, the Rights are evidenced by the certificates representing Shares and do not trade separately. Accordingly, by tendering a certificate representing Shares, a stockholder is automatically tendering a similar number of associated Rights. If, however, pursuant to the Rights Agreement or for any other reason, the Rights detach and separate certificates representing rights

("Rights Certificates") are issued, stockholders will be required to tender one Right for each Share tendered in order to effect a valid tender of such Share.

    The Company has provided the Purchaser with the Company's stockholder lists and security position listings for the purpose of disseminating the Offer to holders of Shares. This Offer to Purchase, the related Letter of Transmittal and other relevant materials will be mailed by the Purchaser to record holders of Shares, and will be furnished by the Purchaser to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the securityholder lists or, if applicable, who are listed as participants in a clearing agency's security position listing, for subsequent transmittal to beneficial owners of Shares.

2. ACCEPTANCE FOR PAYMENT AND PAYMENT.

    Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of the Offer as so extended or amended), the Purchaser will purchase, by accepting for payment, and will pay for, all Shares validly tendered and not properly withdrawn (in accordance with Section 4) prior to the Expiration Date promptly after the Expiration Date. In addition, subject to applicable rules of the Commission, the Purchaser expressly reserves the right, in its sole discretion, to delay acceptance for payment of, or payment for, Shares in order to comply with applicable law, including the HSR Act. See Sections 1 and 15.

    In all cases, payment for Shares purchased pursuant to the Offer will be made only after timely receipt by the Depositary of (i) certificates representing such Shares ("Share Certificates") or timely confirmation (a "Book-Entry Confirmation") of the book-entry transfer of such Shares into the Depositary's account at The Depository Trust Company (the "Book-Entry Transfer Facility") pursuant to the procedures set forth in Section 3; (ii) the appropriate Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees or an Agent's Message (as defined herein) in connection with a book-entry transfer; and (iii) any other documents required by the Letter of Transmittal.

    The term "Agent's Message" means a message transmitted by a Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, which states that such Book-Entry Transfer Facility has received an express acknowledgment from the participant in such Book-Entry Transfer Facility tendering the Shares that are the subject of such Book-Entry Confirmation that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that the Purchaser may enforce such agreement against such participant.

    For purposes of the Offer, the Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered and not withdrawn as, if and when the Purchaser gives oral or written notice to the Depositary of the Purchaser's acceptance of such Shares for payment pursuant to the Offer. In all cases, upon the terms and subject to the conditions of the Offer, payment for Shares purchased pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payment from the Purchaser and transmitting payment to validly tendering stockholders.

    UNDER NO CIRCUMSTANCES WILL INTEREST ON THE PURCHASE PRICE FOR SHARES BE PAID BY THE PURCHASER.

    The reservation by Purchaser of the right to delay the acceptance or purchase of or payment for Shares is subject to the provisions of Rule 14e-1(c) under the Exchange Act, which requires Purchaser to pay the consideration offered or to return Shares deposited by or on behalf of Stockholders promptly after the termination or withdrawal of the Offer.

    If any tendered Shares are not purchased pursuant to the Offer for any reason, or if Share Certificates are submitted representing more Shares than are tendered, Share Certificates representing unpurchased or untendered Shares will be returned, without expense to the tendering stockholder (or, in the case of Shares delivered by book-entry transfer into the Depositary's account at a Book-Entry Transfer Facility pursuant to the procedures set forth in Section 3, such Shares will be credited to an account maintained within such Book-Entry Transfer Facility), as promptly as practicable following the expiration, termination or withdrawal of the Offer.

    IF, PRIOR TO THE EXPIRATION DATE, THE PURCHASER SHALL INCREASE THE CONSIDERATION OFFERED TO HOLDERS OF SHARES PURSUANT TO THE OFFER, SUCH INCREASED CONSIDERATION SHALL BE PAID TO ALL HOLDERS OF SHARES THAT ARE PURCHASED PURSUANT TO THE OFFER, WHETHER OR NOT SUCH SHARES WERE TENDERED PRIOR TO SUCH INCREASE IN CONSIDERATION.

    The Purchaser reserves the right, subject to the provisions of the Merger Agreement, to assign, in whole or from time to time in part, to one or more of Parent's subsidiaries or affiliates the right to purchase all or any portion of the Shares tendered pursuant to the Offer, but no such assignment will relieve Parent of any liability under the Merger Agreement for any breach of the Merger Agreement by any such assignee.

3. PROCEDURES FOR TENDERING SHARES.

    VALID TENDER. Except as set forth below, in order for Shares to be validly tendered pursuant to the Offer, a properly completed and duly executed Letter of Transmittal (or a facsimile thereof), together with any required signature guarantees or an Agent's Message in connection with a book-entry delivery of Shares and any other documents required by the Letter of Transmittal must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase on or prior to the Expiration Date and either (i) Share Certificates representing tendered Shares must be received by the Depositary or tendered pursuant to the procedure for book-entry transfer set forth below and Book-Entry Confirmation must be received by the Depositary, in each case, on or prior to the Expiration Date, or (ii) the guaranteed delivery procedures set forth below must be complied with. No alternate, conditional or contingent tenders will be accepted.

    THE METHOD OF DELIVERY OF SHARE CERTIFICATES, RIGHTS CERTIFICATES (IF APPLICABLE), THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS IS AT THE OPTION AND SOLE RISK OF THE TENDERING STOCKHOLDER, AND DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY (INCLUDING, IN THE CASE OF A BOOK-ENTRY TRANSFER, BY BOOK-ENTRY CONFIRMATION). IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

    BOOK-ENTRY TRANSFER. The Depositary will establish an account with respect to Shares at the Book-Entry Transfer Facility for purposes of the Offer. Any financial institution that is a participant in any of the Book-Entry Transfer Facility's systems may make book-entry delivery of Shares by causing such Book-Entry Transfer Facility to transfer such Shares into the Depositary's account at a Book-Entry Transfer Facility in accordance with such Book-Entry Transfer Facility's procedures for such transfer. However, although delivery of Shares may be effected through book-entry transfer into the Depositary's account at a Book-Entry Transfer Facility, the Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an Agent's Message in connection with a book-entry transfer, and any other required documents must, in any case, be transmitted to and received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase on or prior to the Expiration Date, or the guaranteed delivery procedure set forth below must be complied with.

    DELIVERY OF DOCUMENTS TO A BOOK-ENTRY TRANSFER FACILITY IN ACCORDANCE WITH SUCH BOOK-ENTRY TRANSFER FACILITY'S PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

    SIGNATURE GUARANTEES. Signatures on all Letters of Transmittal must be guaranteed by a firm that is a bank, broker, dealer, credit union, savings association or other entity that is a member in good standing of the Securities Transfer Agents Medallion Program (an "Eligible Institution"), unless Shares tendered thereby are tendered (i) by a registered holder of Shares who has not completed either the box labeled "Special Payment Instructions" or the box labeled "Special Delivery Instructions" on the Letter of Transmittal or (ii) for the account of an Eligible Institution. See Instruction 1 of the Letter of Transmittal.

    If the Share Certificates are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made to, or Share Certificates for unpurchased Shares are to be issued or returned to, a person other than the registered holder, then the tendered certificates must be endorsed or accompanied by appropriate stock powers, signed exactly as the name or names of the registered holder or holders appear on the certificates, with the signatures on the certificates or stock powers guaranteed by an Eligible Institution as provided in the Letter of Transmittal. See Instructions 1 and 5 of the Letter of Transmittal.

    If the Share Certificates are forwarded separately to the Depositary, a properly completed and duly executed Letter of Transmittal (or facsimile thereof) must accompany each such delivery.

    GUARANTEED DELIVERY. If a stockholder desires to tender Shares pursuant to the Offer and such stockholder's Share Certificates are not immediately available or time will not permit all required documents to reach the Depositary on or prior to the Expiration Date or the procedures for book-entry transfer cannot be completed on a timely basis, such Shares or Rights may nevertheless be tendered if all of the following guaranteed delivery procedures are duly complied with:

        (i) such tender is made by or through an Eligible Institution;

        (ii) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form made available by the Purchaser, is received by the Depositary, as provided below, on or prior to the Expiration Date; and

       (iii) the Share Certificates (or a Book-Entry Confirmation) representing all tendered Shares, in proper form for transfer together with a properly completed and duly executed Letter of Transmittal (or facsimile thereof), with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message) and any other documents required by the Letter of Transmittal are received by the Depositary within three trading days after the date of execution of such Notice of Guaranteed Delivery. A "trading day" is any day on which the Nasdaq National Market is open for business.

    The Notice of Guaranteed Delivery may be delivered by hand or mail or transmitted by facsimile transmission to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in such Notice of Guaranteed Delivery and a representation that the stockholder on whose behalf the tender is being made is deemed to own the Shares being tendered within the meaning of Rule 14e-4 under the Exchange Act.

    Notwithstanding any other provision hereof, payment for Shares accepted for payment pursuant to the Offer will in all cases be made only after timely receipt by the Depositary of Share Certificates for, or, of Book-Entry Confirmation with respect to, such Shares, a properly completed and duly executed Letter of Transmittal (or facsimile thereof), together with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message) and any other documents required by the appropriate Letter of Transmittal. Accordingly, payment might not be made to all tendering stockholders at the same time, and will depend upon when Share Certificates are received by the Depositary or Book-Entry Confirmations of such Shares are received into the Depositary's account at a Book-Entry Transfer Facility.

    BACKUP WITHHOLDING. Under the backup federal income tax withholding laws applicable to certain stockholders (other than certain exempt stockholders, including, among others, all corporations and certain foreign individuals), the Depositary may be required to withhold 31% of the amount of any payments made to such stockholders pursuant to the Offer or the Merger. To prevent backup federal income tax withholding, each such stockholder must provide the Depositary with such stockholder's correct taxpayer identification number and certify that such stockholder is not subject to backup federal income tax withholding by completing the Substitute Form W-9 included in the Letter of Transmittal. See Instruction 9 of the Letter of Transmittal.

    APPOINTMENT AS PROXY. By executing the Letter of Transmittal, a tendering stockholder irrevocably appoints designees of the Purchaser as such stockholder's agents, attorneys-in-fact and proxies, with full power of substitution, in the manner set forth in the Letter of Transmittal, to the full extent of such stockholder's rights with respect to the Shares tendered by such stockholder and accepted for payment by the Purchaser and with respect to any and all other Shares and other securities or rights issued or issuable in respect of such Shares on or after the date of this Offer to Purchase. All such powers of attorney and proxies will be considered irrevocable and coupled with an interest in the tendered Shares. Such appointment will be effective upon the acceptance for payment of such Shares by the Purchaser in accordance with the terms of the Offer. Upon such acceptance for payment, all other powers of attorney and proxies given by such stockholder with respect to such Shares and such other securities or rights prior to such payment will be revoked, without further action, and no subsequent powers of attorney and proxies may be given by such stockholder (and, if given, will not be deemed effective). The designees of the Purchaser will, with respect to the Shares and such other securities and rights for which such appointment is effective, be empowered to exercise all voting and other rights of such stockholder as they, in their sole discretion, may deem proper at any annual or special meeting of the Company's stockholders, or any adjournment or postponement thereof, or by consent in lieu of any such meeting or otherwise. In order for Shares to be deemed validly tendered, immediately upon the acceptance for payment of such Shares, the Purchaser or its designee must be able to exercise full voting rights with respect to such Shares and other securities, including voting at any meeting of stockholders.

    DETERMINATION OF VALIDITY. All questions as to the form of documents and the validity, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by the Purchaser, in its sole discretion, whose determination will be final and binding on all parties. The Purchaser reserves the absolute right to reject any or all tenders determined by it not to be in proper form or the acceptance of or payment for which may, in the opinion of the Purchaser's counsel, be unlawful. The Purchaser also reserves the absolute right to waive any of the conditions of the Offer to the extent permitted by applicable law and the Merger Agreement or any defect or irregularity in any tender of Shares of any particular stockholder whether or not similar defects or irregularities are waived in the case of other stockholders.

    A tender of Shares pursuant to any of the procedures described above will constitute the tendering stockholder's acceptance of the terms and conditions of the Offer, as well as the tendering stockholder's representation and warranty to Purchaser that (a) such stockholder has a net long position in such Shares being tendered within the meaning of Rule 14e-4 under the Exchange Act and (b) the tender of such Shares complies with Rule 14e-4 under the Exchange Act. It is a violation of Rule 14e-4 under the Exchange Act for a person, directly or indirectly, to tender Shares for such person's own account unless, at the time of tender, the person so tendering (i) has a net long position equal to or greater than the amount of (x) Shares tendered or (y) other securities immediately convertible into or exchangeable or exercisable for the Shares tendered and such person will acquire such Shares for tender by conversion, exchange or exercise and (ii) will cause such Shares to be delivered in accordance with the terms of the Offer. Rule 14e-4 provides a similar restriction applicable to the tender or guarantee of a tender on behalf of another person.

    The Purchaser's interpretation of the terms and conditions of the Offer will be final and binding. No tender of Shares will be deemed to have been validly made until all defects and irregularities with respect to such tender have been cured or waived by the Purchaser. None of Parent, the Purchaser or any of their respective affiliates or assigns, the Depositary, the Information Agent or any other person or entity will be under any duty to give any notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification.

    The Purchaser's acceptance for payment of Shares tendered pursuant to any of the procedures described above will constitute a binding agreement between the tendering stockholder and the Purchaser upon the terms and subject to the conditions of the Offer.

4. WITHDRAWAL RIGHTS.

    Except as otherwise provided in this Section 4, tenders of Shares made pursuant to the Offer are irrevocable. Shares tendered pursuant to the Offer may be withdrawn at any time on or prior to the Expiration Date and, unless theretofore accepted for payment as provided herein, may also be withdrawn at any time after January 15, 1999 (or such later date as may apply in the case that the Offer is extended).

    If, for any reason whatsoever, acceptance for payment of any Shares tendered pursuant to the Offer is delayed, or the Purchaser is unable to accept for payment or pay for Shares tendered pursuant to the Offer, then, without prejudice to the Purchaser's rights set forth herein, the Depositary may, nevertheless, on behalf of the Purchaser, retain tendered Shares, and such Shares may not be withdrawn except to the extent that the tendering stockholder is entitled to and duly exercises withdrawal rights as described in this Section 4.

    In order for a withdrawal to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn, and (if Share Certificates have been tendered) the name of the registered holder of the Shares as set forth in the Share Certificate, if different from that of the person who tendered such Shares. If Share Certificates have been delivered or otherwise identified to the Depositary, then prior to the physical release of such certificates, the tendering stockholder must submit the serial numbers shown on the particular certificates evidencing the Shares to be withdrawn and the signature on the notice of withdrawal must be guaranteed by an Eligible Institution, except in the case of Shares tendered for the account of an Eligible Institution. If Shares have been tendered pursuant to the procedures for book-entry transfer set forth in Section 3, the notice of withdrawal must specify the name and number of the account at the appropriate Book-Entry Transfer Facility to be credited with the withdrawn Shares, in which case a notice of withdrawal will be effective if delivered to the Depositary by any method of delivery described in the first sentence of this paragraph. Withdrawals of Shares may not be rescinded. Any Shares properly withdrawn will be deemed not validly tendered for purposes of the Offer, but may be tendered at any subsequent time prior to the Expiration Date by following any of the procedures described in Section 3.

    All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by the Purchaser, in its sole discretion, whose determination will be final and binding. None of Parent, the Purchaser or any of their respective affiliates or assigns, the Depositary, the Information Agent or any other person or entity will be under any duty to give any notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

5. CERTAIN TAX CONSEQUENCES.

    The receipt of cash for Shares pursuant to the Offer or the Merger will be a taxable transaction for federal income tax purposes and may also be a taxable transaction under applicable state, local, foreign and other tax laws. For federal income tax purposes, each selling stockholder would generally recognize gain or loss equal to the difference between the amount of cash received and such stockholder's tax basis for the sold or exchanged Shares. Such gain or loss will be capital gain or loss (assuming the Shares are held as a capital asset) and any such capital gain or loss will be long term capital gain if the stockholder held the Shares for more than one year. In the case of a stockholder who is an individual, such long term capital gain will generally be subject to tax at a maximum rate of 20%.

    The foregoing discussion may not be applicable to certain types of stockholders, including stockholders who acquired Shares pursuant to the exercise of employee stock options or otherwise as compensation, individuals who are not citizens or residents of the United States and foreign corporations, or entities that are otherwise subject to special tax treatment under the Internal Revenue Code of 1986, as amended (such as insurance companies, tax-exempt entities and regulated investment companies). This discussion does not address all aspects of federal income taxation that may be relevant to a particular stockholder in light of such stockholder's personal investment circumstances nor does it address any aspect of foreign, state, local, estate or gift taxation that may be applicable to a stockholder.

    THE FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY. STOCKHOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE OFFER AND MERGER, INCLUDING FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES.

6. PRICE RANGE OF THE SHARES; DIVIDENDS.

    The Shares are traded on the Nasdaq National Market under the symbol "CSTM." The following table sets forth, for the periods indicated, the reported high and low sale prices for the Shares on the Nasdaq National Market.

                                                                                                 HIGH      LOW
                                                                                                -------  -------
1996
First Quarter.................................................................................. $26 1/4  $22 1/4
Second Quarter................................................................................. $27 7/8  $24
Third Quarter.................................................................................. $27      $17 3/4
Fourth Quarter................................................................................. $21 3/8  $16 1/4
1997
First Quarter.................................................................................. $20 1/4  $11 1/4
Second Quarter................................................................................. $17 1/4  $10 1/2
Third Quarter.................................................................................. $17 1/2  $15
Fourth Quarter................................................................................. $16 1/2  $11 1/2
1998
First Quarter.................................................................................. $19      $11
Second Quarter................................................................................. $22 3/8  $18 1/8
Third Quarter.................................................................................. $21 1/4  $11 1/4
Fourth Quarter (as of November 13, 1998)....................................................... $19 3/4  $10 1/4

    On March 20, 1998, the last full day of trading prior to the filing of the Golden Cycle 13D, according to publicly available sources, the reported closing price on the NASDAQ National Market for the Shares was 14 15/16. On November 6, 1998, the last full day of trading prior to the announcement of the execution of the Merger Agreement, according to publicly available sources, the reported closing price on the Nasdaq National Market for the Shares was $16 7/8 per Share. On November 13, 1998, the last full day of trading prior to the commencement of the Offer, according to publicly available sources, the reported closing price on the Nasdaq National Market for the Shares was $19 1/16 per Share. The Company has not declared or paid any dividends on the Shares since its initial public offering on November 5, 1991.

    STOCKHOLDERS ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR THE SHARES.

7. POSSIBLE EFFECTS OF THE OFFER ON THE MARKET FOR THE SHARES; NASDAQ QUOTATION; EXCHANGE ACT
  REGISTRATION; MARGIN REGULATIONS.

    POSSIBLE EFFECTS OF THE OFFER ON THE MARKET FOR THE SHARES. The purchase of Shares pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly, and could adversely affect the liquidity and market value of the remaining Shares held by the public. The purchase of Shares pursuant to the Offer can also be expected to reduce the number of holders of Shares. The Purchaser cannot predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for or marketability of the Shares or whether it would cause future market prices to be greater or less than the Offer price therefor.

    NASDAQ QUOTATION. The purchase of Shares pursuant to the Offer will reduce the number of holders of Shares and the number of Shares that might otherwise trade publicly, and could adversely affect the liquidity and market value of the remaining Shares held by the public.

    Depending upon the number of Shares purchased pursuant to the Offer, the Shares may no longer meet the standards for continued inclusion in the Nasdaq National Market. According to published guidelines, the Shares would not be eligible for continued inclusion if the Shares fail to substantially meet, among other things, the following standards: (i) 200,000 publicly held Shares, (ii) market value of publicly held Shares of $1 million, and (iii) 400 holders of Shares or 300 holders of Shares of round lots. If these standards are not met, the Shares might nevertheless continue to be included in the Nasdaq Small Cap Market, but if, among other things, the number of holders of Shares falls below 300, or if the number of publicly held Shares falls below 100,000, or if the aggregate market value of such publicly held Shares falls below $200,000 or if there are not at least two market makers (one of which may be a market maker entering a stability bid), Nasdaq Stock Market rules provide that the Shares would no longer qualify for inclusion in the Nasdaq Stock Market and the Nasdaq Stock Market would cease to provide any quotations. Shares held, directly or indirectly, by an officer or director of the Company, or by any beneficial owner of more than 10% of the Shares, ordinarily will not be considered as being publicly held for this purpose.

    In the event the Shares are no longer eligible for Nasdaq Stock Market quotation, quotations might still be available from other sources. The extent of the public market for the Shares and the availability of such quotations would, however, depend upon the number of holders of such Shares remaining at such time, the interest in maintaining a market in such Shares on the part of securities firms, the possible termination of registration of such Shares under the Exchange Act as described below and other factors.

    EXCHANGE ACT REGISTRATION. The Shares are currently registered under the Exchange Act. The purchase of the Shares pursuant to the Offer may result in the Shares becoming eligible for deregistration under the Exchange Act. Registration of the Shares may be terminated upon application by the Company to the Commission if the Shares are not listed on a "national securities exchange" and there are fewer than 300 record holders of Shares. Termination of registration of the Shares under the Exchange Act would substantially reduce the information required to be furnished by the Company to its stockholders and the Commission and would make certain provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b) under the Exchange Act and the requirements of furnishing a proxy statement in connection with stockholders' meetings pursuant to Section 14(a) or 14(c) under the Exchange Act and the related requirement of an annual report, no longer applicable to the Company. If the Shares are no longer registered under the Exchange Act, the requirements of Rule 13e-3 under the Exchange Act with respect to "going private" transactions would no longer be applicable to the Company. Furthermore, the ability of "affiliates" of the Company and persons holding "restricted securities" of the Company to dispose of such securities pursuant to Rule 144 under the Securities Act of 1933, as amended, may be impaired or, with respect to certain persons, eliminated. If registration of the Shares under the Exchange Act were terminated, the Shares would no longer be "margin securities" or eligible for stock exchange listing or Nasdaq reporting. The Purchaser believes that the purchase of the Shares pursuant to the Offer may result in the Shares becoming eligible for deregistration under the Exchange Act, and it would be the intention of the Purchaser to cause the Company to make an application for termination of registration of the Shares as soon as possible after successful completion of the Offer if the Shares are then eligible for such termination.

    If registration of the Shares is not terminated prior to the Merger, then the Shares will no longer be eligible for Nasdaq quotation and the registration of the Shares under the Exchange Act will be terminated following the consummation of the Merger.

    MARGIN REGULATIONS. The Shares are currently "margin securities" under the regulations of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which regulations have the effect, among other things, of allowing brokers to extend credit on the collateral of such Shares for the purpose of buying, carrying or trading in securities ("Purpose Loans"). Depending upon factors such as the number of record holders of the Shares and the number and market value of publicly held Shares, following the purchase of Shares pursuant to the Offer, the Shares might no longer constitute "margin securities" for purposes of the Federal Reserve Board's margin regulations and, therefore, could no longer be used as collateral for Purpose Loans made by brokers. In addition, if registration of the Shares under the Exchange Act were terminated, the Shares would no longer constitute "margin securities."

8. CERTAIN INFORMATION CONCERNING THE COMPANY.

    The Company is a Delaware corporation with its principal executive offices located at 16100 Jacqueline Court, Morgan Hill, California 95037. The following description of the Company's business has been taken from, and is qualified in its entirety by reference to, the Form 10-K filed by the Company for the year ended January 31, 1998 (the "Form 10-K"):

        Global Motorsport Group, Inc. (the "Company" or "Global") is the largest independent supplier of aftermarket parts and accessories for Harley-Davidson motorcycles. Global's organization includes Custom Chrome, Inc. ("Custom Chrome"), an aftermarket supplier of Harley Davidson motorcycle parts and accessories located in Morgan Hill, California; Chrome Specialties, Inc. ("Chrome Specialties"), an aftermarket supplier of Harley Davidson motorcycle parts and accessories located in Fort Worth, Texas; Custom Chrome Far East, Ltd. ("CCFE"), a product development, engineering, tooling management and warehouse of proprietary products for Global, located in Taiwan; Custom Chrome Europe, Ltd. ("CCE"), a distribution company located in Germany that specializes in aftermarket accessories for Harley Davidson motorcycles and other "cruiser" motorcycles; and Custom Chrome Manufacturing, Inc. d.b.a. Santee Industries ("CCM"), a manufacturer of frames and exhaust systems and other aftermarket components for Harley Davidson motorcycles, located in Sylmar, California. The Company distributes its own products, many of which are offered under registered trademark brand names such as RevTech, Premium, Dyno Power and C. C. Rider, Motor Factory, Spare Parts, Jammer Cycle Products, Texas Saddles and Dallas Leather, as well as products offered by other recognized manufacturers, such as Dunlop, Champion, Hastings, Accel, S&S, Crane and Russell. The Company has an integrated approach to the design, manufacture, importing, marketing and distribution of many of its products. The Company currently offers approximately 15,000 products primarily to approximately 4,700 dealers through its two main operating divisions, Custom Chrome and Chrome Specialties. The Company has experienced significant growth in net sales over the last three fiscal years, however the Company has experienced reduced overall gross margins the past two years primarily as a result of increased price competition in the marketplace and because an increasing proportion of the new products being offered by the Company were non-exclusive domestically produced products which generally carry lower gross margins than the Company's proprietary and non-U.S. sourced products. The Company's marketing approach includes its Custom Chrome and Chrome Specialties catalogs, a national telemarketing program, participation in and sponsorship of industry trade shows and advertising in magazines focused on the Harley-Davidson motorcycle market.

    The selected financial information of the Company and its consolidated subsidiaries set forth below has been excerpted and derived from the Form 10-K and from the Form 10-Q filed by the Company for the six months ended July 31, 1998. More comprehensive financial and other information is included in such reports (including management's discussion and analysis of financial condition and results of operations) and in other reports and documents filed by the Company with the Commission. The financial information set forth below is qualified in its entirety by reference to such reports and documents filed with the Commission and the financial statements and related notes contained therein. These reports and other documents may be examined and copies thereof may be obtained in the manner set forth below.

                         GLOBAL MOTORSPORT GROUP, INC.
                         SELECTED FINANCIAL INFORMATION

                      (IN THOUSANDS EXCEPT PER SHARE DATA)

                                                                      SIX MONTHS ENDED
                                                                          JULY 31,             YEARS ENDED JANUARY 31,
                                                                    --------------------  ---------------------------------
                                                                      1998       1997        1998        1997       1996
                                                                    ---------  ---------  ----------  ----------  ---------
Sales, net........................................................  $  90,121  $  64,004  $  122,725  $  108,557  $  93,906
Cost of Sales.....................................................     56,198     39,836      77,716      64,834     54,779
                                                                    ---------  ---------  ----------  ----------  ---------
  Gross Profit....................................................     33,923     24,168      45,009      43,723     39,127
                                                                    ---------  ---------  ----------  ----------  ---------
Operating expenses:
  Selling, general & administrative...............................     20,625     14,509      33,114      27,039     23,522
  Provision for benefits related to employment agreement..........     --         --           3,127      --         --
  Costs associated with unsolicited tender offer..................      1,708     --          --          --         --
Product development...............................................        665        711       1,407       1,723      1,652
                                                                    ---------  ---------  ----------  ----------  ---------
                                                                       22,998     15,220      37,648      28,762     25,174
                                                                    ---------  ---------  ----------  ----------  ---------
Operating income..................................................     10,925      8,948       7,361      14,961     13,953
Interest expense..................................................      2,629        872       2,964       1,915      1,637
                                                                    ---------  ---------  ----------  ----------  ---------
  Income before income taxes......................................      8,296      8,076       4,397      13,046     12,316
Income taxes......................................................      3,459      3,209       2,114       5,174      4,395
                                                                    ---------  ---------  ----------  ----------  ---------
Net income........................................................  $   4,837  $   4,867  $    2,283  $    7,872  $   7,921
                                                                    ---------  ---------  ----------  ----------  ---------
                                                                    ---------  ---------  ----------  ----------  ---------
Net income per share (basic)......................................  $    0.95  $    0.96  $     0.45  $     1.49  $    1.57
                                                                    ---------  ---------  ----------  ----------  ---------
                                                                    ---------  ---------  ----------  ----------  ---------
Net income per share (diluted)....................................  $    0.88  $    0.93  $     0.44  $     1.48  $    1.52
                                                                    ---------  ---------  ----------  ----------  ---------
                                                                    ---------  ---------  ----------  ----------  ---------
Shares used in per share calculation:
  Basic...........................................................      5,106      5,117       5,094       5,272      5,048
  Diluted.........................................................      5,477      5,224       5,233       5,327      5,209

                                                                                                  JANUARY 31,
                                                                                  JULY 31,   ---------------------
                                                                                    1998        1998       1997
                                                                                 ----------  ----------  ---------
BALANCE SHEET DATA (AT END OF PERIOD):
Current assets.................................................................  $   76,911  $   88,347  $  67,474
Property and Equipment, net....................................................      18,906      18,408     15,802
Other assets...................................................................      34,764      35,327      8,221
Total assets...................................................................     130,581     142,082     91,497
Current liabilities............................................................      15,729      29,449     14,683
Deferred income taxes..........................................................       1,283         988        817
Long-term debt and capital lease obligations...................................      48,262      52,302     16,154
Stockholders' equity...........................................................      65,307      59,343     59,843

    The Company is subject to the information and reporting requirements of the Exchange Act, and, in accordance therewith is required to file periodic reports, proxy statements and other information with the Commission relating to its business, financial condition and other matters. Certain information, as of particular dates, concerning the Company's business, principal physical properties, capital structure, material pending legal proceedings, operating results, financial condition, directors and officers (including their remuneration and the stock options granted to them), the principal holders of the Company's securities, any material interests of such persons in transactions with the Company and certain other matters is required to be disclosed in proxy statements and annual reports distributed to the Company's stockholders and filed with the Commission. Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following regional offices of the Commission: Northeast Regional Office, Seven World Trade Center, Suite 1300, New York, New York 10048, and Midwest Regional Office, Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material can also be obtained at prescribed rates from the Public Reference Section of the Commission at its principal office at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. Such material may be obtained electronically by visiting the Commission's worldwide web site on the Internet at HTTP://WWW.SEC.GOV. The Shares are traded on the Nasdaq National Market. Reports, proxy statements and other information concerning the Company should also be available for inspection at the National Association of Securities Dealers, Inc., at 1735 K Street, N.W., Washington D.C. 20006.

    Although neither Parent nor the Purchaser has any knowledge that any such information is untrue, neither Parent nor the Purchaser takes any responsibility for the accuracy or completeness of information contained in this Offer to Purchase with respect to the Company or any of its subsidiaries or affiliates or for any failure by the Company to disclose events which may have occurred or may affect the significance or accuracy of any such information.

    In the course of discussions between representatives of Parent and the Company (see Section 10), the Company furnished certain projections of future operating performance to Parent's representatives. These estimates were based on assumptions which management of the Company believed to be reasonable at the time. Set forth below is a summary of the projections furnished by the Company to Parent. The projections for fiscal year 1999 exclude costs associated with the Golden Cycle offer and related litigation, as these projections were originally prepared by the Company before such events occurred or were anticipated. The projections have not been adjusted to reflect the effects of the Offer or the Merger or the incurrence of indebtedness in connection therewith. The projections should be read together with the financial statements of the Company referred to herein.

                         GLOBAL MOTORSPORT GROUP, INC.
                        PROJECTED FINANCIAL INFORMATION

                    (IN THOUSANDS EXCEPT PERCENTAGE FIGURES)

                                                                        YEARS ENDING JANUARY, 31
                                           PRO FORMA   ----------------------------------------------------------
                                             1998         1999        2000        2001        2002        2003
                                          -----------  ----------  ----------  ----------  ----------  ----------
INCOME STATEMENT
Revenues................................   $ 145,894   $  159,346  $  176,993  $  196,641  $  218,518  $  242,883
REVENUE GROWTH..........................        2.5%         9.2%       11.1%       11.1%       11.1%       11.2%
Gross Profit............................   $  52,957   $   60,608  $   70,902  $   78,816  $   87,632  $   97,454
GROSS PROFIT MARGIN.....................       36.3%        38.0%       40.1%       40.1%       40.1%       40.1%
SG&A....................................   $  34,870   $   36,750  $   40,609  $   44,109  $   47,947  $   51,993
SG&A GROWTH.............................       -0.7%         5.4%       10.5%        8.6%        8.7%        8.4%
SG&A/SALES..............................       23.9%        23.1%       22.9%       22.4%       21.9%       21.4%
EBITDA..................................   $  18,087   $   23,858  $   30,293  $   34,707  $   39,685  $   45,461
EBITDA GROWTH...........................      -12.5%        31.9%       27.0%       14.6%       14.3%       14.6%
EBITDA MARGIN...........................       12.4%        15.0%       17.1%       17.7%       18.2%       18.7%
Capital Expenditures....................   $   4,055   $    3,726  $    1,700  $    1,700  $    1,700  $    1,700
Depreciation............................   $   2,383   $    2,617  $    2,864  $    3,018  $    3,173  $    3,328

    THESE PROJECTIONS WERE NOT PREPARED WITH A VIEW TO PUBLIC DISCLOSURE OR COMPLIANCE WITH PUBLISHED GUIDELINES OF THE COMMISSION OR THE GUIDELINES ESTABLISHED BY THE AMERICAN INSTITUTE OF CERTIFIED PUBLIC ACCOUNTANTS REGARDING PROJECTIONS, AND ARE INCLUDED IN THIS OFFER TO PURCHASE ONLY BECAUSE THEY WERE PROVIDED TO PARENT. NONE OF PARENT, THE PURCHASER, THE COMPANY, THE FINANCIAL ADVISOR, THE DEPOSITARY OR THE DEALER MANAGER ASSUMES ANY RESPONSIBILITY FOR THE ACCURACY OF THESE PROJECTIONS. WHILE PRESENTED WITH NUMERICAL SPECIFICITY, THESE PROJECTIONS ARE BASED UPON A VARIETY OF ASSUMPTIONS, ALL MADE BY MANAGEMENT OF THE COMPANY, RELATING TO THE BUSINESS OF THE COMPANY WHICH MAY NOT BE REALIZED, AND ARE SUBJECT TO SIGNIFICANT UNCERTAINTIES AND CONTINGENCIES, MANY OF WHICH ARE BEYOND THE CONTROL OF THE COMPANY. THERE CAN BE NO ASSURANCE THAT THE PROJECTIONS WILL BE REALIZED, AND ACTUAL RESULTS MAY VARY MATERIALLY FROM THOSE SHOWN. THE INCLUSION OF THE PROJECTIONS HEREIN SHOULD NOT BE REGARDED AS AN INDICATION THAT ANY OF PARENT, THE PURCHASER, THE COMPANY OR THE FINANCIAL ADVISOR CONSIDERED OR CONSIDER THE PROJECTIONS TO BE A RELIABLE PREDICTION OF FUTURE EVENTS, AND THE PROJECTIONS SHOULD NOT BE RELIED UPON AS SUCH. NONE OF PARENT, THE PURCHASER, THE COMPANY, THE FINANCIAL ADVISOR, THE DEPOSITARY OR THE DEALER MANAGER HAS MADE, OR MAKES, ANY REPRESENTATION TO ANY PERSON REGARDING THE INFORMATION CONTAINED IN THE PROJECTIONS.

9. CERTAIN INFORMATION CONCERNING PARENT, THE PURCHASER AND STONINGTON.

    PARENT AND THE PURCHASER. Parent and the Purchaser are newly formed Delaware corporations whose principal offices are at c/o Stonington Partners, Inc., 767 Fifth Avenue, 48th Floor, New York, NY 10153. Stonington Partners, Inc. ("Stonington") organized Parent and the Purchaser on behalf of Stonington Capital Appreciation 1994 Fund, L.P., a Delaware limited partnership (the "Fund"), solely for the purpose of consummating the Offer and the Merger and carrying out related transactions. Parent indirectly owns all of the outstanding capital stock of the Purchaser, and all of the outstanding capital stock of Parent is owned by the Fund. Neither Parent nor Purchaser is expected to have any significant assets or liabilities other than those arising in connection with the Offer and the Merger, or to engage in any business activities other than those incident to its formation, the Offer and the Merger and the financing of the Offer and the Merger, until the Merger becomes effective. Accordingly, no meaningful financial information regarding the Purchaser or Parent is available.

    STONINGTON. Formed in 1993, Stonington is a private equity investment firm that manages the Fund on behalf of public and corporate pension funds, private endowments and other financial institutions. The Fund was formed with $1 billion of institutional capital to finance investments in industrial and other companies. Stonington Partners, L.P., a Delaware limited partnership (the "Stonington Partnership"), serves as the general partner of the Fund. The Stonington Partnership is principally engaged in the business of serving as general partner of the Fund. Stonington Partners, Inc. II, a Delaware corporation ("Stonington II"), serves as the general partner of the Stonington Partnership. Stonington II is principally engaged in the business of acting as the general partner of the Stonington Partnership. The principal office of each of Stonington, Stonington II, the Stonington Partnership and the Fund is located at 767 Fifth Avenue, 48th Floor, New York, NY 10153.

    In a number of its prior acquisitions, Stonington has offered equity ownership opportunities to key officials of the companies the Fund has acquired and to an institutional investor that is an affiliate of a limited partner of the Fund, and, likewise, intends to offer such institutional investor and certain key officials of the Company an opportunity to acquire a minority portion of the equity interest in the Parent. While discussions regarding this have not yet been held, to the extent officials of the Company and the institutional investor are given the opportunity to, and do, invest in the equity of Parent, the equity ownership of Fund will be reduced.

    Except as set forth elsewhere in this Offer to Purchase or Schedule I hereto: (i) none of the Purchaser, Parent, Stonington, Stonington II, the Stonington Partnership or the Fund (collectively, the "Stonington Entities") and, to the knowledge of the Stonington Entities, none of the persons listed in
Schedule I or Schedule II hereto or any associate or majority owned subsidiary of any of the foregoing, beneficially owns or has a right to acquire any Shares or any other equity securities of the Company; (ii) neither the Stonington Entities nor, to the knowledge of the Stonington Entities, any of the persons or entities referred to in clause (i) above has effected any transaction in the Shares or any other equity securities of the Company during the past 60 days;
(iii) neither the Stonington Entities nor, to the knowledge of the Stonington Entities, any of the persons listed in clause (i) above has any contract, arrangement, understanding or relationship with any other person with respect to any securities of the Company (including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies, consents or authorizations); (iv) since February 1, 1995, there have been no transactions which would require reporting under the rules and regulations of the Commission between the Stonington Entities or any of their respective subsidiaries or, to the knowledge of the Stonington Entities, any of the persons listed in clause (i) above, on the one hand, and the Company or any of its executive officers, directors or affiliates, on the other hand; and (v) since February 1, 1995, there have been no contacts, negotiations or transactions between the Stonington Entities or any of their respective subsidiaries or, to the knowledge of the Stonington Entities, any of the persons listed in clause (i) above, on the one hand, and the Company or any of its subsidiaries or affiliates, on the other hand, concerning a merger, consolidation or acquisition, a tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets.

    None of the Stonington Entities had any relationship with the Company prior to the commencement of the discussion that led to the execution of the Merger Agreement. See Section 10. Each of the Stonington Entities disclaims that it is an "affiliate" of the Company within the meaning of Rule 13e-3 under the Exchange Act.

10. BACKGROUND OF THE OFFER; PAST CONTACTS WITH THE COMPANY.

    On March 23, 1998, Golden Cycle, L.L.C. ("Golden Cycle") filed a Schedule 13D with the Commission disclosing its ownership of approximately 10% of the Common Stock. On the same day, the Company received a written proposal from Golden Cycle, L.L.C. ("Golden Cycle") for a business combination between Golden Cycle and the Company. On April 7, 1998, Golden Cycle commenced a tender offer for all of the Shares at $18 per share in cash. Concluding that Golden Cycle's offer did not represent fair value for the Company, the Company Board asked management to explore other alternatives for increasing shareholder value, including a sale of the Company.

    In April of 1998, a representative of the Financial Advisor contacted Stonington to inquire as to Stonington's interest in pursuing a transaction with the Company. The Financial Advisor's representative stated that following the execution of customary confidentiality and standstill agreements with the Company, Stonington could have access to certain non-public information concerning the Company to enable Stonington to more fully evaluate the Company. After initiating a review of certain publicly available information concerning the Company, Stonington contacted representatives of the Financial Advisor to inform them that Stonington would be interested in reviewing non-public information about the Company.

    On April 24, 1998, Stonington entered into a confidentiality and standstill agreement with the Company (the "Confidentiality Agreement"). Pursuant to the Confidentiality Agreement, Stonington agreed to treat as confidential certain information provided to it by or on behalf of the Company, and agreed, for a period of two years, not to propose or conduct any transaction with the Company, its subsidiaries or its stockholders without the consent of the Company Board. On April 27, 1998, Stonington received certain non-public information about the Company. Thereafter, representatives of Stonington requested additional information concerning the Company and had a series of telephone conversations with representatives of the Financial Advisor. The Company held formal management presentations concerning its operations and financial condition between May 12, 1998 and May 18, 1998 which were not attended by Stonington.

    Discussions between Stonington and the Company ceased in May of 1998, and the Company announced on May 22, 1998, that it had signed a letter of intent with Fremont Partners, Inc., a private investment group ("Fremont"). The letter contemplated an acquisition of the Company in a leveraged recapitalization transaction which contemplated a cash offer by the Company for 93% of the outstanding Shares at $23 per share following which, and following an equity investment by Fremont, the Company's existing stockholders other than Fremont and certain management stockholders would own approximately 10.3% of the outstanding shares following consummation of the transaction. On June 28, 1998, Fremont and the Company entered into a definitive merger agreement with the per share price lowered to $21.75 and the termination fee reduced from $5.0 million to $3.5 million. Due to Fremont's inability to obtain financing and following the Company's rejection of a revised offer by Fremont to consummate the transaction at a price per share of $18.25 as inadequate and not in the best interests of the Company's stockholders, Fremont and the Company terminated the proposed merger on September 25, 1998.

    On September 28, 1998, representatives of the Financial Advisor contacted Stonington to inquire whether Stonington would again be interested in pursuing a transaction with the Company at a price level above the value that Fremont had proposed before the Fremont merger agreement was terminated. Stonington indicated its willingness to do so, and on October 7, 1998, representatives of Stonington attended a Company management presentation in San Jose, California. At the management presentations, representatives of Stonington met with certain directors and officers of the Company. Thereafter, representatives of Stonington requested additional non-public information concerning the Company, and had a series of telephone conversations with senior and operating management and representatives of the Financial Advisor.

    On October 15, 1998, Stonington indicated its willingness to devote substantial resources to evaluating the Company (including retaining outside advisors and involving financing sources in the due diligence process) in an effort to negotiate the terms of a potential transaction, but stated its desire that the Company negotiate exclusively with Stonington with regards to a transaction. On October 15, 1998, after communicating a preliminary indication of a $19 per share price subject to due diligence and the receipt of financing commitments, Stonington entered into an exclusivity agreement (the "Exclusivity Agreement") with the Company. The Exclusivity Agreement provided that the Company would deal solely with Stonington until November 15, 1998, subject to early termination on October 30, 1998 at the option of the Company, and not announce or engage in any merger, consolidation, recapitalization or other extraordinary transaction during that time period in consideration for Stonington's investment of time and effort to pursue a transaction. The Exclusivity Agreement specifically provided the Company Board with the right to take any action required by their fiduciary duties with respect to any party that made a public acquisition proposal or as otherwise required by law. At the time of the execution of the Exclusivity Agreement, Stonington was aware that the Company's lawyers had, in connection with Golden Cycle's offer, previously delivered a letter on October 5, 1998 on the Company's behalf to Golden Cycle. In the letter, the

Company's lawyer stated that potential buyers, including Golden Cycle, after signing a confidentiality agreement, could receive a confidential offering memorandum prepared in conjunction with management and the Financial Advisor and that in addition to the offering memorandum, Golden Cycle would be provided with updated financial results and projections. The Company also noted that based on any revised acceptable proposal and satisfactory evidence of financing, it would give Golden Cycle, its lenders, and advisors access to the Company's senior management team and data room to further revise its bid and continue due diligence.

    From October 15 to November 6, 1998, Stonington, its advisors and its financing sources conducted extensive due diligence with respect to the Company. In connection with their review, Stonington and its advisors engaged in various discussions regarding the business, strategies and prospects of the Company, visited facilities, interviewed Company personnel, spoke with suppliers and customers and performed an analysis of the market in which the Company operates.

    On October 27, 1998 Golden Cycle issued a press release indicating its intention to solicit consents from stockholders of the Company in order to replace the Company Board with its nominees. Golden Cycle announced its intention to follow a successful consent solicitation with a leveraged recapitalization of the Company, whereby the Company would tender for approximately 99% of the Shares not owned by Golden Cycle at $19 per share in cash and following the transaction the public shareholders would continue to own approximately 8% of the Company and Golden Cycle would own the balance. On October 29, 1998, the Company issued a press release indicating that it was continuing to explore alternative transactions in order to maximize shareholder value. In addition, the Company noted that contrary to Golden Cycle's assertions that the Company had refused to permit it to conduct meaningful due diligence, the Company had previously sent the letter dated October 5, 1998 to Golden Cycle as discussed above.

    During the week of November 2, 1998, Stonington, the Company and their respective advisors commenced negotiations of the material terms of a definitive merger agreement, including representations and warranties, covenants and conditions to the Offer and Merger, but excluding the price term. Stonington made clear that any bid it made would have a "no solicitation" clause and a termination fee payable upon certain events relating to alternative acquisition proposals. In particular, Stonington noted that the Company had agreed to a $3.5 million termination fee in such circumstances in connection with the Fremont merger agreement and that the Company had agreed to pay Fremont $1 million for expense reimbursement if the Fremont merger agreement was terminated for any reason. The Company stated that its willingness to grant a termination fee of any amount would be a function of the price offered, the other terms of the transaction and the alternatives available to the Company. The Company also stated that it would not agree to reimburse Stonington for its expenses if the reason for terminating the merger agreement was solely the failure of Parent and the Purchaser to meet the financing condition.

    On November 6, 1998 Stonington indicated to the Financial Advisor that discussions with its financing sources were proceeding well and that it expected to have received by Sunday, November 8, definitive bank commitment letters and to be in position to make an all cash acquisition proposal to the Company, if the Company Board would consider it at that time. Representatives of the Company informed Stonington on November 6 that the Company Board would schedule a meeting for the late afternoon of November 8 on the expectation that it would receive an offer with financing commitments in place to acquire all the Shares in a cash tender offer at a price higher than that proposed by Golden Cycle. On November 8, 1998, Stonington verbally communicated to the Financial Advisor a proposal to acquire the Company for $19.25 per share in cash, with a $3.5 million termination fee and a $1.0 million expense reimbursement provision. Later that day the Financial Advisor informed Stonington that the Company sought to increase the per share price above $19.25 and to reduce the amount of the termination fee. That afternoon, Stonington proposed $19.50 per share in cash, with a $3.0 million termination fee and a $1.0 million expense reimbursement provision that would not be applicable if the sole reason for termination was failure to obtain financing. Stonington conditioned this revised offer on the Company Board's acceptance of the new terms that same night. After deliberations, the Company Board agreed to Stonington's proposal, and later that evening, the parties entered into and executed the Merger Agreement. The Company announced the signing of the Merger Agreement before the opening of markets on November 9, 1998.

11. PURPOSE OF THE OFFER; THE MERGER AGREEMENT; APPRAISAL RIGHTS; PLANS FOR THE COMPANY; THE RIGHTS.

    (A) PURPOSE

    The purpose of the Offer and the Merger is to acquire control of, and the entire equity interest in, the Company in a leveraged buyout. The Offer, as the first step in the acquisition of the Company, is intended to facilitate the acquisition of all the Shares. The purpose of the Merger is to acquire all capital stock of the Company not purchased pursuant to the Offer or otherwise. As a result of the Offer and Merger, the Company will become a wholly owned subsidiary of Parent.

    The following is a summary of certain provisions of the Merger Agreement. This summary is qualified in its entirety by reference to the Merger Agreement, which is incorporated by reference and copies or forms of which have been filed with the Commission as exhibits to the Schedule 14D-1. The Merger Agreement may be examined and copies may be obtained at the places set forth in Section 8. Defined terms used herein and not defined herein shall have the respective meanings assigned to those terms in the Merger Agreement.

    (B) THE MERGER AGREEMENT

    THE OFFER. The Merger Agreement provides that the Purchaser will commence the Offer, and that, upon the terms and subject to prior satisfaction or waiver of the conditions of the Offer, as set forth in Section 14, the Purchaser will purchase all Shares validly tendered pursuant to the Offer. The Merger Agreement provides that, without the prior written consent of the Company, the Purchaser will not (i) impose additional conditions to the Offer, (ii) modify or amend the conditions to the Offer or any other term of the Offer in a manner adverse to the holders of Shares pursuant to the Offer, (iii) reduce the number of Shares subject to the Offer, (iv) reduce the amount offered per Share, (v) except as provided in the following sentence, extend the Offer, if all of the conditions to the Offer are satisfied or waived, or (vi) change the form of consideration payable in the Offer. Notwithstanding the foregoing, the Purchaser may, without the consent of the Company, extend the Offer at any time, and from time to time,
(i) if at the then scheduled Expiration Date of the Offer, any of the conditions to Purchaser's obligation to accept for payment and pay for all Shares shall not have been satisfied or waived; (ii) for any period required by any rule, regulation, interpretation or position of the Commission or its staff applicable to the Offer; or (iii) if all conditions to the Offer are satisfied or waived but the number of Shares tendered is at least equal to 75%, but less than 90%, of the then outstanding number of Shares, for an aggregate period of not more than 10 business days (for all such extensions) beyond the latest Expiration Date that would be permitted under clause (i) or (ii) of this sentence.

    RECOMMENDATION. The Company has represented to Parent in the Merger Agreement that the Company Board, at a meeting duly called and held, has (i) determined by unanimous vote of its directors that the Offer and the Merger are fair to, advisable and in the best interests of the Company and its stockholders, (ii) approved the Offer and adopted the Merger Agreement in accordance with the GCL, (iii) resolved to recommend acceptance of the Offer and approval of the Merger Agreement by the Company's stockholders, and (iv) taken all other action necessary to render Section 203 of the GCL and the Rights inapplicable to the Offer and the Merger; PROVIDED, HOWEVER, that such recommendation and approval may be withdrawn, modified or amended to the extent that the Company Board determines in good faith and on a reasonable basis, after consultation with its outside counsel, that such action is required in the exercise of the Company Board's fiduciary duties under applicable law. The Company has further represented that, prior to the execution of the Merger Agreement, the Financial Advisor delivered to the Company Board its written opinion, to the effect that, as of the date of the Merger Agreement, the consideration to be received by the holders of the Shares (other than Shares held by Parent or its affiliates, in the treasury of the Company or by any wholly-owned subsidiary of the Company) pursuant to the Offer and the Merger is fair to such holders from a financial point of view.

    DIRECTORS. The Merger Agreement provides that, subject to compliance with applicable law, promptly upon the payment by the Purchaser for Shares pursuant to the Offer, and from time to time thereafter, Parent is entitled to designate such number of directors, rounded up to the next whole number, on the Company Board as is equal to the product of the total number of directors on the Company Board (determined after giving effect to the directors so elected pursuant to this sentence) multiplied by the percentage that the aggregate number of Shares beneficially owned by Parent or its affiliates bears to the total number of Shares then outstanding. The Company will, upon request of Parent, promptly take all actions necessary to cause Parent's designees to be so elected, including, if necessary, seeking the resignations of one or more existing directors; PROVIDED, HOWEVER, that prior to the time the Merger becomes effective (the "Effective Time"), the Company Board will always have at least two members who are neither officers, directors, shareholders or designees of the Purchaser or any of its affiliates ("Purchaser Insiders"). If the number of directors who are not Purchaser Insiders is reduced below two prior to the Effective Time, the remaining director who is not a Purchaser Insider will be entitled to designate a person to fill such vacancy who is not a Purchaser Insider and who will be a director not deemed to be a Purchaser Insider for all purposes of the Merger Agreement.

    Following the election or appointment of Parent's designees pursuant to the preceding paragraph and prior to the Effective Time, any amendment or termination of the Merger Agreement by the Company, any extension by the Company of the time for performance of any of the obligations or other acts of Parent or the Purchaser or waiver of any of the Company's rights thereunder will require the concurrence of a majority of the directors of the Company then in office who are not Purchaser Insiders (or in the case where there are two or fewer directors who are not Purchaser Insiders, the concurrence of one director who is not a Purchaser Insider) if such amendment, termination, extension or waiver would have an adverse effect on the minority stockholders of the Company.

    THE MERGER. The Merger Agreement provides that, at the Effective Time, the Purchaser will be merged with and into the Company. Following the Merger, the separate corporate existence of the Purchaser will cease and the Company will continue as the Surviving Corporation.

    The Company has agreed pursuant to the Merger Agreement that, if required by applicable law in order to consummate the Merger, it will (i) convene a special meeting of its stockholders as soon as practicable following the acceptance for payment of and payment for Shares by the Purchaser pursuant to the Offer for the purpose of considering and taking action upon the Merger Agreement; (ii) prepare and file with the Commission a preliminary proxy statement relating to the Merger Agreement, and use its reasonable best efforts (x) to obtain and furnish the information required to be included by the Commission in the Proxy Statement and, after consultation with Parent, to respond as soon as practicable to any comments made by the Commission with respect to the preliminary proxy statement and to cause a definitive proxy statement (the "Proxy Statement") to be mailed to its stockholders and (y) to obtain the necessary approvals of the Merger and adoption of the Merger Agreement by its stockholders; and (iii) include in the Proxy Statement the recommendation of the Company Board that stockholders of the Company vote in favor of the approval and adoption of the Merger and the Merger Agreement. Parent has agreed in the Merger Agreement that it will vote, or cause to be voted, all of the Shares then owned by it, the Purchaser or any of its other subsidiaries in favor of the approval of the Merger and the Merger Agreement.

    The Merger Agreement further provides that, notwithstanding the foregoing, if the Purchaser acquires at least 90% of the outstanding Shares of the Company pursuant to the Offer, the parties to the Merger Agreement will take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after the acceptance for payment of and payment for the Shares by the Purchaser pursuant to the Offer without a meeting of the stockholders of the Company, in accordance with Section 253 of the GCL.

    CHARTER, BY-LAWS, DIRECTORS AND OFFICERS. The Certificate of Incorporation of the Purchaser, as in effect immediately prior to the Effective Time, will be the Certificate of Incorporation of the Surviving Corporation, until thereafter amended in accordance with the provisions thereof and of the Merger Agreement and applicable law. The By-Laws of the Purchaser in effect at the time of the Effective Time will be the By-Laws of the Surviving Corporation until amended, subject to the provisions of the Merger Agreement which provide that all rights to indemnification now existing in favor of directors and officers of the Company and its subsidiaries as provided in their respective charters or By-Laws will survive the Merger and continue in full force and effect and which provide that the policies of the directors' and officers' liability and fiduciary insurance most recently maintained by the Company (or a substitute policy that is no less advantageous to the beneficiaries thereof) will survive and continue in effect for not less than six years thereafter. Subject to applicable law, the directors of the Purchaser immediately prior to the Effective Time will be the initial directors of the Surviving Corporation and will hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal, and the officers of the Company immediately prior to the Effective Time will be the initial officers of the Surviving Corporation.

    CONVERSION OF SECURITIES. By virtue of the Merger and without any action on the part of the holders thereof, at the Effective Time, each Share issued and outstanding immediately prior to the Effective Time (other than (i) any Shares held by Parent, the Purchaser, any wholly-owned subsidiary of Parent or the Purchaser, in the treasury of the Company or by any wholly-owned subsidiary of the Company, which Shares, by virtue of the Merger and without any action on the part of the holder thereof, will be canceled and retired and will cease to exist with no payment being made with respect thereto and (ii) Dissenting Shares) will be canceled and retired and will be converted into the right to receive Merger Price, upon surrender of the certificate formerly representing such Share. At the Effective Time, each share of common stock of the Purchaser, par value $.01 per share, issued and outstanding immediately prior to the Effective Time will, by virtue of the Merger and without any action on the part of the holder thereof, be converted into and become one validly issued, fully paid and non-assessable share of common stock, par value $.01 per share, of the Surviving Corporation.

    The Merger Agreement provides that, prior to the consummation of the Offer, the Company Board (or, if appropriate, any committee thereof) will adopt appropriate resolutions and take all other actions necessary to provide for the cancellation, effective at the Effective Time, of all the outstanding stock options (the "Stock Options") (other than options outstanding under the Company's 1996 Employee Stock Purchase Plan (the "Employee Stock Purchase Plan" and such options being referred to as the "Purchase Plan Options")) granted under any other stock option or similar plan or agreement of the Company (such other stock option or similar plans or agreements together with the Employee Stock Purchase Plan being collectively referred to herein as the "Stock Plans"). Such cancellation will occur without any payment therefor except as otherwise discussed in this Section 11. Immediately prior to the Effective Time, all Stock Options (whether vested or unvested) will, unless otherwise agreed by Parent and the holder of such Stock Option, be cancelled (and to the extent exercisable shall no longer be exercisable) and will entitle each holder thereof, in cancellation and settlement therefor, to a payment, if any, in cash by the Company (less any applicable withholding taxes), as soon as practicable following the Effective Time, equal to the product of (i) the total number of Shares subject to such Stock Option and (ii) the excess, if any, of the Merger Price over the exercise price per Share subject to such Stock Option (the "Cash Payments").

    The Company will take all actions necessary to ensure that (i) the Offering Period (as defined in the Employee Stock Purchase Plan) applicable to each outstanding Purchase Plan Option is shortened so as to have a New Purchase Date (as defined in the Employee Stock Purchase Plan) that occurs before the date on which the Effective Time occurs; (ii) no new Offering Period or Purchase Period (each as defined in the Employee Stock Purchase Plan) shall begin from and after the date of the Merger Agreement; and (iii) no holder of a Purchase Plan Option is permitted to increase his or her rate of contributions under the Employee Stock Purchase Plan from and after the date of the Merger Agreement.

    The Company will further take all actions necessary to provide that, as of the Effective Time, (i) each of the Stock Plans will be terminated, (ii) the provisions in any other plan, program or arrangement providing for the issuance or grant of any other interest in respect of the capital stock of the Company or any of its subsidiaries will be deleted, and (iii) no holder of Stock Options or Purchase Plan Options (collectively "Options") will have any right to receive any shares of capital stock of the Company or Surviving Corporation upon their exercise.

    REPRESENTATIONS AND WARRANTIES. Pursuant to the Merger Agreement, the Company has made customary representations and warranties to the Parent and the Purchaser with respect to, among other matters, its organization and qualification, capitalization, authority, required filings, public filings, consents and approvals, financial statements, litigation, consents and approvals, no defaults or undisclosed liabilities, information to be included in the Proxy Statement, compliance with law, employee benefit matters, the absence of any material adverse effects on the Company, environmental matters, intellectual property, material contracts, opinion of financial advisor, tax status, condition of assets, product liability, relationships with customers and suppliers and Year 2000 matters. Parent and the Purchaser have made customary representations and warranties to the Company with respect to, among other matters, its organization, authority, consents and approvals, required filings and financing.

    COVENANTS. The Merger Agreement obligates the Company and its subsidiaries, from the date of the Merger Agreement until such time when a majority of the Company's Board is designated or elected by the Purchaser or its respective affiliates, to conduct their operations only in the ordinary course of business consistent with past practice. The Merger Agreement also contains specific restrictive covenants as to certain impermissible activities of the Company prior to such time when a majority of the Company's Board is designated or elected by the Purchaser or its respective affiliates, which provide that the Company will not (and will not permit any of its subsidiaries to) take certain actions without the prior written consent of Parent, including, among other things, amendments to its certificate of incorporation or by-laws, issuances or sales of its securities, changes in capital structure, dividends and other distributions, repurchases or redemptions of securities, entrance into or assumption of certain additional indebtedness, increases in compensation or adoption of new benefit plans, material acquisitions or dispositions, changes in the Company's accounting principles or practices, settlement or compromise of any tax liability, discharge or satisfaction of certain claims, liabilities and obligations, and certain other material events or transactions.

    NO SOLICITATION. The Merger Agreement requires the Company, its affiliates and their respective officers, directors, employees, representatives and agents to immediately cease any existing discussions or negotiations, if any, with any parties with respect to any acquisition or exchange of all or any material portion of the assets of, or any equity interest in, the Company or any of its subsidiaries or any recapitalization, business combination or similar transaction with the Company or any of its subsidiaries. It further provides that neither the Company nor any of its subsidiaries will, directly or indirectly, through any officer, director, employee, agent or otherwise, solicit, initiate, facilitate or encourage the submission of any proposal or offer from any person relating to any acquisition or purchase of all or any material portion of the assets of, or any equity interest in, the Company or any of its subsidiaries or any recapitalization, business combination or similar transaction (an "Acquisition Transaction") with the Company or any of its subsidiaries (any communication with respect to an Acquisition Transaction being an "Acquisition Proposal") or participate in any negotiations regarding, or furnish or disclose to any other person any information with respect to, or otherwise cooperate in any way with, or assist or participate in, facilitate or encourage any effort or attempt by any other person to do or seek any of the foregoing or enter into any agreement, arrangement or understanding requiring it to abandon, terminate or fail to consummate the Merger or any other transactions contemplated in the Merger Agreement; PROVIDED, HOWEVER, that the Company may furnish information to, and negotiate or otherwise engage in discussions with, any party who delivers a BONA FIDE written Acquisition Proposal which was not solicited or encouraged after the date of the Merger Agreement if the Company Board by majority vote determines in good faith (i) after consultation with and receipt of advice from its outside legal counsel, that failing to take such action is reasonably determined to constitute a breach of the fiduciary duties of the Company Board under applicable law, (ii) after consultation with and receipt of written advice from the Financial Advisor or another nationally recognized investment banking firm, that such proposal is more favorable to the Company's stockholders from a financial point of view than the transactions contemplated hereby (including any adjustment to the terms and conditions proposed by the Purchaser in response to such Acquisition Proposal), (iii) that sufficient commitments have been obtained with respect to such Acquisition Proposal that the Company Board reasonably expects a transaction pursuant to such Acquisition Proposal could be consummated and (iv) that such Acquisition Proposal is not subject to any regulatory approvals that could reasonably be expected to prevent or materially delay consummation. As a precondition to furnishing nonpublic Company information to any party that makes an Acquisition Proposal, the Company will enter into a confidentiality agreement with such party, which confidentiality agreement will have terms and conditions that will be no less favorable to the Company than the terms and provisions contained in the Confidentiality Agreement.

    The Company also agreed to promptly advise the Purchaser of the receipt, directly or indirectly, of any inquiries, discussions, negotiations, or proposals relating to an Acquisition Proposal (including the material terms thereof and the identity of the other party or parties involved) and furnish to the Purchaser within 48 hours of such receipt an accurate description of all material terms (including any changes or adjustments to such terms as a result of negotiations or otherwise) of any such written proposal. Pursuant to the Merger Agreement, the Company will promptly provide to the Purchaser any material non-public information regarding the Company provided to any other party, which information was not previously provided to the Purchaser. In addition, the Company agreed to promptly advise the Purchaser, in writing, if the Company Board will make any determination as to any Acquisition Proposal as contemplated by the first sentence of the preceding paragraph. The Company agrees that it shall keep the Purchaser informed, on a current basis, of the status of and developments relating to any Acquisition Proposal, including the results of any substantive discussions or negotiations. Notwithstanding the foregoing, the Company will be permitted to take such actions as may be required to comply with Rule 14e-2 of the Exchange Act.

    ACCESS TO INFORMATION. The Merger Agreement provides that, until the Effective Time, the Company will give the Purchaser, its representatives and persons providing or committed to providing the Purchaser with financing for the contemplated transaction reasonable access to all employees, plants, offices, warehouses and other facilities and properties and to all books and records of the Company and its subsidiaries, will permit the Purchaser to make such inspections as the Purchaser reasonably requests, and will cause the Company's officers and those of its subsidiaries to furnish the Purchaser with such financial and operating data and other information with respect to business and properties as the Purchaser reasonably requests.

    EFFORTS. Subject to the terms and conditions provided in the Merger Agreement, the Company and the Purchaser will use their respective reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under any applicable laws to consummate and make effective the transaction contemplated hereby as promptly as practicable.

    The Company agreed to use its reasonable best efforts to assist the Purchaser in connection with structuring or obtaining any financing in connection with consummation of the transactions contemplated in the Merger Agreement, and the Purchaser will use its reasonable best efforts to obtain such financing.

    PUBLIC ANNOUNCEMENTS. The Merger Agreement provides that the Company and the Purchaser will consult with each other before issuing any press release or otherwise making any public statement with respect to transactions contemplated by the Merger Agreement, and will not issue any such press release or make any such public statement prior to such consultation, unless required by applicable law or any listing agreement with a securities exchange or the Nasdaq National Stock Market.

    INDEMNIFICATION; DIRECTORS' AND OFFICERS' INSURANCE. Pursuant to the Merger Agreement, the Purchaser agreed that all rights to indemnification or exculpation existing as of the date of the Merger Agreement in favor of the directors, officers, employees and agents of the Company and its subsidiaries as provided in their respective certificates of incorporation or by-laws or otherwise in effect as of the date of the Merger Agreement with respect to matters occurring prior to the consummation of the last to occur of any of the transactions contemplated in the Merger Agreement will survive such consummation and will continue in full force and effect. To the maximum extent permitted by the GCL, such indemnification will be mandatory rather than permissive, and the Company or the Surviving Corporation, as the case may be, will advance expenses in connection with such indemnification.

    The Purchaser further agreed to cause the Company or the Surviving Corporation, as the case may be, to maintain in effect for not less than six years from the consummation of the last to occur of any of the transactions contemplated in the Merger Agreement, the policies of the directors' and officers' liability and fiduciary insurance most recently maintained by the Company (PROVIDED that the Surviving Corporation may substitute therefor policies of at least the same coverage containing terms and conditions which are no less advantageous to the beneficiaries thereof so long as such substitution does not result in gaps or lapses in coverage) with respect to matters occurring prior to the consummation of the last to occur of any of the transactions contemplated in the Merger Agreement to the extent available, PROVIDED that in no event will the Company or the Surviving Corporation, as the case may be, be required to expend more than an amount per year equal to 150% of the current annual premiums paid by the Company (the "Premium

Amount") to maintain or procure insurance coverage pursuant to the Merger Agreement, and PROVIDED, FURTHER, that, if the Surviving Corporation is unable to obtain such insurance the Surviving Corporation will obtain as much comparable insurance as is available for the Premium Amount per year.

    Pursuant to the Merger Agreement, the Company agreed to indemnify and hold harmless the Purchaser and its affiliates (as defined in the Securities Act), successors, assigns, and the agents (including, without limitation, financing sources and their affiliates) and employees of any of them (collectively, the "Purchaser Indemnified Parties") from and against any and all costs, expenses, losses, damages and liabilities (including, without limitation, reasonable attorneys' fees and expenses) suffered by any of the Purchaser Indemnified Parties (other than with respect to (i) a claim arising directly from the gross negligence or willful misconduct of a Purchaser Indemnified Party or (ii) a claim of breach by the Purchaser of this Agreement or any confidentiality with the Company to which the Purchaser is a party) to the extent resulting from, arising out of, or incurred with respect to, any litigation, legal action, arbitration proceeding, material demand, material claim or investigation against any of the Purchaser Indemnified Parties in connection with the Purchaser's proposal to acquire Shares as set forth in the Merger Agreement, or in connection with any Acquisition Proposal relating to the Purchaser or any circumstances related thereto.

    EMPLOYEE BENEFIT ARRANGEMENTS. The Company agreed that it will not take any action which could prevent or impede the termination of the Stock Plans and any other plans, program or arrangements providing for the issuance or grant of any other interest in respect of the capital stock of the Company or any subsidiary of the Company, in each case, effective prior to the Effective Time. The Company also agreed to take all necessary action to (i) ensure that none of the Parent, Company or any of their respective subsidiaries is or will be bound by any Options, other options, warrants, rights or agreements that would entitle any Person, other than Parent or its affiliates, to own any capital stock of the Surviving Corporation or any of its subsidiaries or to receive any payment in respect thereof as of the Effective Time and (ii) obtain all necessary consents such that the holders of Options will have no rights other than the rights of the holders of Options to receive the Cash Payment, if any, in cancellation and settlement thereof.

    NOTIFICATION OF CERTAIN MATTERS. Parent and the Company have agreed to promptly notify each other of (i) the occurrence or non-occurrence of any fact or event which would be reasonably likely (A) to cause any representation or warranty contained in the Merger Agreement to be untrue or inaccurate in any material respect at any time prior to the Effective Time or (B) to cause any covenant, condition or agreement under the Merger Agreement not to be complied with or satisfied in any material respect and (ii) any failure of the Company or Parent, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under the Merger Agreement in any material respect; PROVIDED, HOWEVER, that no such notification will affect the representations or warranties of any party or the conditions to the obligations of any party. Each of the Company, Parent and the Purchaser is also required to give prompt notice to the other parties of any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated by the Merger Agreement.

    RIGHTS AGREEMENT. Except as contemplated by the Merger Agreement, the Company agreed that it would not (i) redeem the Rights, (ii) amend the Rights Agreement or (iii) take any action which would allow any Person (as defined in the Rights Agreement) other than Parent or the Purchaser to acquire beneficial ownership of 15% or more of the Shares without causing a Distribution Date or a Triggering Event (as such terms are defined in the Rights Agreement) to occur.

    STATE TAKEOVER LAWS. The Merger Agreement provides that the Company will, upon the request of the Purchaser, take all reasonable steps to assist in any challenge by the Purchaser to the validity or applicability to the transactions contemplated by the Merger Agreement, including the Offer and the Merger, of any state takeover law.

    CONDITIONS TO CONSUMMATION OF THE MERGER. Pursuant to the Merger Agreement, the respective obligations of Parent, the Purchaser and the Company to consummate the Merger are subject to the satisfaction, at or before the Effective Time, of each of the following conditions: (i) the stockholders of the Company will have duly approved the transactions contemplated by the Merger Agreement by the requisite vote; (ii) the Purchaser will have accepted for payment and paid for Shares pursuant to the Offer in accordance with the terms of the Merger Agreement; (iii) the consummation of the Merger will not be restrained, enjoined or prohibited by any order, judgment, decree, injunction or ruling of a court of competent jurisdiction or any Governmental Entity, and there will not be any statute, rule or regulation enacted, promulgated or deemed applicable to the Merger by any Governmental Entity which prevents the consummation of the Merger or has the effect of making the purchase of Shares illegal; and (iv) any waiting period (and any extension thereof) under the HSR Act applicable to the Merger will have expired or terminated.

    TERMINATION. The Merger Agreement provides that it may be terminated and the Merger may be abandoned at any time prior to the Effective Time, notwithstanding approval and adoption of the Merger Agreement by the stockholders of the Company (with any termination by Parent also being an effective termination by the Purchaser):

        (a) by the mutual written consent duly authorized by the Company (by action of the Company Board) and Parent;

        (b) by Parent or the Company if (i) any court or other Governmental Entity will have issued an order, decree, or ruling (which order, decree or ruling the parties thereto will use their best efforts to lift) or taken any other final action restraining, enjoining or otherwise prohibiting the Offer or the Merger and such order, decree, ruling or other action will have become final and nonappealable, or (ii) the Effective Time will not have occurred on or before the date which is six months from the date of the Merger Agreement; PROVIDED, HOWEVER, that the right to terminate the Merger Agreement will not be available to any party whose failure to fulfill any obligation under the Merger Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before such date;

        (c) by Parent upon an occurrence or circumstance which would result in a failure to satisfy any of the conditions set forth in Section 14 the Purchaser will have (i) failed to commence the Offer by the fifth business day from the date of the Merger Agreement, (ii) terminated the Offer without having accepted any Shares for payment thereunder, or (iii) failed to pay for Shares pursuant to the Offer by the date which is four months from the date hereof, unless, in each case, such failure to commence the Offer or pay for Shares (whether before or after termination of the Offer) will have been caused by or resulted from a material breach of any of Parent's or Purchaser's representations, warranties or covenants, which breach cannot be or has not been cured within thirty (30) days following receipt of written notice of such breach;

        (d) by the Company if (i) due to an occurrence or circumstance which would result in a failure to satisfy any of the conditions set forth in
    Section 14 the Purchaser will have (A) failed to commence the Offer by the fifth business day from the date of the Merger Agreement, (B) terminated the Offer without having accepted any Shares for payment thereunder, or (C) failed to pay for Shares pursuant to the Offer by the date which is four months from the date of the Merger Agreement, unless, in each case, such failure to commence the Offer or pay for Shares (whether before or after termination of the Offer) will have been caused by or resulted from a material breach of any of the Company's representations, warranties, or covenants, or (ii) prior to the purchase of Shares pursuant to the Offer, a corporation, partnership, person or other entity or group will have made a BONA FIDE Acquisition Proposal that the Company Board by majority vote in good faith determines (A) after consultation with and receipt of advice from its outside legal counsel, that failing to take such action is reasonably determined to constitute a breach of fiduciary duties of the Company Board under applicable law, and (B) after consultation with and receipt of written advise from the Financial Advisor or another nationally recognized investment banking firm, that such proposal is more favorable to the Company's stockholders from a financial point of view than the Offer and the Merger (including any adjustment to the terms and condition proposed by Purchaser in response to such BONA FIDE Acquisition Proposal).

    The Merger Agreement provides that such termination described in clause (ii) of this subparagraph will not be effective until payment of the Termination Fee;

        (e) by Parent prior to the purchase of Shares pursuant to the Offer, if
    (i) there will have been a material breach of any of the Company's representations, warranties or covenants that cannot be or has not been cured within 30 days following receipt of written notice of such breach,
    (ii) the Company Board will have withdrawn, modified, or changed (including by amendment of the Schedule 14D-9) its recommendation or approval in respect of the Merger Agreement or the Offer in a manner adverse to Purchaser, or will have adopted any resolution to effect any of the foregoing, (iii) the Company Board will have recommended any proposal other than the Merger Agreement in respect of an Acquisition Proposal, (iv) the Company will have exercised a right with respect to an Acquisition Proposal referenced in the Merger Agreement and will, directly or through its representatives, continue discussions with any third party concerning an Acquisition Proposal for more than 10 business days after the date of receipt of such Acquisition Proposal, (v) an Acquisition Proposal that is publicly disclosed and that contains a proposal as to price (without regard to whether such proposal specifies a specific price or a range of potential prices) will have been commenced, publicly proposed or communicated to the Company, and the Company will not have rejected such proposal within 10 business days of the earlier to occur of (A) the Company's receipt of such Acquisition Proposal and (B) the date such Acquisition Proposal first becomes publicly disclosed, (vi) any person or group (as defined in Section 13(d)(3) of the Exchange Act) other than Purchaser or any of its subsidiaries or affiliates will have become the beneficial owner of more than 15% of the outstanding Shares (either on a primary or a fully diluted basis); PROVIDED, HOWEVER, that this provision will not apply to any person that owns more than 15% of the outstanding Shares on the date hereof; PROVIDED, FURTHER, that such person does not increase its beneficial ownership beyond the number of Shares such person beneficially owns on the date hereof, or (vii) the Minimum Condition will not have been satisfied by the initially scheduled expiration date of the Offer and on or prior to such date an entity or group (other than Purchaser) will have made and not withdrawn a proposal with respect to an Acquisition Proposal; or

        (f) by the Company if there will have been a material breach of any of Purchaser's or Parent's representations, warranties or covenants which breach cannot be or has not been cured within 30 days of the receipt of written notice thereof.

    FEES AND EXPENSES. The Merger Agreement provides that in the event that (i) Parent terminates the Merger Agreement pursuant to paragraphs (e)(i), (vi) or
(vii) of "Termination" as described above and within twelve months following the date of any such termination the Company enters into a definite agreement or agreement in principle with respect to an Acquisition Proposal with a third party or an Acquisition Proposal with respect to the Company is consummated; or
(ii) the Parent terminates the Merger Agreement pursuant to subparagraphs
(e)(ii), (iii), (iv) or (v) of "Termination" as described above; or (iii) the Company desires to terminate the Merger Agreement pursuant to paragraph (d)(ii) of "Termination" as described above, then the Company is required to pay to Parent, (A) within one business day following the execution and delivery of such agreement in the case of clause (i) of this sentence, (B) within one (1) business day of such termination, in the case of clause (ii) of this sentence, or (C) immediately prior to such termination, in the case of clause (iii) of this sentence, a termination fee in cash, of $3,000,000 (the "Termination Fee"). The Merger Agreement provides that the Company in no event will be obligated to pay more than one such Termination Fee with respect to all such agreements and occurrences and such termination.

    The Company has also agreed that upon the termination of the Merger Agreement for any reason prior to the purchase of Shares by the Purchaser pursuant to the Offer (other than termination (i) by the Company pursuant to paragraph (f) of "Termination" as described above; or (ii) by the Parent pursuant to subparagraph (c) of "Termination" as described above solely as a result of the failure to satisfy the condition set forth in subparagraph (h) of
Section 14, at a time when there is no breach of any of the Company's representations, warranties or obligations set forth herein and all of the other conditions set forth in Section 14 are satisfied) the Company will reimburse Parent, Purchaser and their respective affiliates for all actual documented out-of-pocket fees and expenses, not to exceed $1,000,000, actually and reasonably incurred by any of them or on their behalf in connection with the Offer and the Merger and the consummation of all transactions contemplated by the Merger Agreement (including, without limitation, fees payable to financing sources, investment bankers, counsel to any of the foregoing and accountants).

    AMENDMENT. Subject to applicable law, the Merger Agreement may be amended by action taken by the Company, Parent and the Purchaser at any time before or after approval of the Merger by the stockholders of the Company (if required by applicable law) but, after any such approval, no amendment will be made which requires the approval of such stockholders under applicable law without such approval. The Merger Agreement may not be amended except by an instrument in writing signed on behalf of the parties thereto.

    EXTENSION; WAIVER. At any time prior to the Effective Time, any party to the Merger Agreement may (i) extend the time for the performance of any of the obligations or other acts of the other party, (ii) waive any inaccuracies in the representations and warranties of the other party contained therein or in any document, certificate or writing delivered pursuant thereto, or (iii) waive compliance by the other party with any of the agreements or conditions contained in the Merger Agreement. Any agreement on the part of any party thereto to any such extension or waiver will be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of either party thereto to assert any of its rights hereunder will not constitute a waiver of such rights.

    (C) APPRAISAL RIGHTS.

    No appraisal rights are available in connection with the Offer. If the Merger is consummated, however, stockholders of the Company who have not tendered their Shares will have certain rights under the GCL to dissent and demand appraisal of, and to receive payment in cash of the fair value of, their Shares. Stockholders who perfect such rights by complying with the procedures set forth in Section 262 of the GCL ("Section 262") will have the fair value of their Shares (exclusive of any element of value arising from the accomplishment or expectation of the Merger) determined by the Delaware Court of Chancery and will be entitled to receive a cash payment equal to such fair value from the Surviving Corporation. In addition, such dissenting stockholders would be entitled to receive payment of a fair rate of interest from the date of consummation of the Merger on the amount determined to be the fair value of their Shares. In determining the fair value of the Shares, the court is required to take into account all relevant factors. Accordingly, such determination could be based upon considerations other than, or in addition to, the market value of the Shares, including, among other things, asset values and earning capacity. In WEINBERGER v. UOP, INC., the Delaware Supreme court stated that "proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court" should be considered in an appraisal proceeding. The WEINBERGER court also noted that under Section 262, fair value is to be determined "exclusive of any element of value arising from the accomplishment of exception of the merger." In CEDE & CO. v. TECHNICOLOR, INC., however, the Delaware Supreme Court stated that, in the context of a two-step cash merger, "to the extent that value has been added following a change in majority control before cash-out, it is still value attributable to the going concern," to be included in the appraisal process. As a consequence, the fair value determined in any appraisal proceeding could be more or less than the consideration to be paid in the Offer and the Merger.

    Parent does not intend to object, assuming the proper procedures are followed, to the exercise of appraisal rights by any stockholder and the demand for appraisal of, and payment in cash for the fair value of, the Shares. Parent intends, however, to cause the Surviving Corporation to argue in an appraisal proceeding that, for purposes of such proceeding, the fair value of each Share is less than the price paid in the Merger. In this regard, stockholders should be aware that opinions of investment banking firms as to the fairness from a financial point of view (including the Financial Advisor's opinion described herein) are not necessarily opinions as to "fair value" under Section 262.

    THE PRESERVATION AND EXERCISE OF DISSENTERS' RIGHTS REQUIRE STRICT ADHERENCE TO THE APPLICABLE PROVISIONS OF THE GCL.

    (D) PLANS FOR THE COMPANY.

    Except as otherwise set forth in this Offer to Purchase, it is expected that, initially following the Merger, the Surviving Corporation will continue the business and operations of the Company substantially as they are currently being conducted. Except as indicated in this Offer to Purchase, Parent does not have any present plans or proposals which relate to or would result in any material change in the Company's capitalization or dividend policy or the composition of the Company's Board or the Company's management. Stonington, the Fund and their affiliates regularly consider, and engage in discussion concerning, potential investments in businesses, including businesses that may be competitive with or complimentary to the business of the Company. There are currently no agreements with respect to an investment in any such business. However, Stonington and the Fund may consider a merger, consolidation or other extraordinary transaction involving the Company in connection with any such investment.

    (E) THE RIGHTS.

    According to the Company's Current Report on Form 8-K dated November 13, 1996 (together with subsequent filings relating to the Rights Agreement, the "Company 8-K"), on November 13, 1996, the Company declared a dividend distribution of one Right for each outstanding Share, which entitles the registered holder to purchase from the Company one one-thousandth of a share of a Series A Participating Preferred Stock, par value $0.001 per share, of the Company (the "Preferred Stock") at an exercise price of $80.00 per one one-thousandth of a share of Preferred Stock (the "Exercise Price"), subject to adjustment.

    The Rights Agreement provides that in the event that a person becomes the beneficial owner of 15% or more of the outstanding Shares, each holder of a Right can receive upon exercise that number of Shares (or other securities) of the Company having at the time of such transaction a market value equal to two times the Exercise Price. In the event that (i) the Company consolidates with, or merges with and into, any other individual, firm, corporation or other entity (a "Person"); (ii) any Person consolidates with, or merges with and into, the Company and the Company is the continuing or surviving corporation, all or part of the Shares are changed into or exchanged for stock or other securities of any other person (or of the Company); or (iii) the Company sells 50% or more of the assets or earning power of the Company and its subsidiaries (taken as a whole), then each holder of a Right can receive common stock of the acquiring company having a value equal to two times the Exercise Price. As a condition of the Offer and pursuant to the Merger Agreement, the Company has taken all actions necessary to make the Rights inapplicable to the Offer and the Merger.

    The foregoing summary of the Rights Agreement does not purport to be complete and is qualified in its entirety by reference to the Company 8-K and the text of the Rights Agreement as set forth as an exhibit to Form 8-A dated December 11, 1996 which was filed with the Commission, copies of which may be obtained in the manner set forth in Section 8. The Company has agreed to take all actions necessary to render the rights inapplicable to the Offer and the Merger.

    STOCKHOLDERS ARE REQUIRED TO TENDER ONE ASSOCIATED RIGHT FOR EACH SHARE TENDERED IN ORDER TO EFFECT A VALID TENDER OF SUCH SHARE. IF THE DISTRIBUTION DATE (AS DEFINED IN THE RIGHTS AGREEMENT) DOES NOT OCCUR PRIOR TO THE EXPIRATION DATE, A TENDER OF SHARES WILL ALSO CONSTITUTE A TENDER OF THE ASSOCIATED RIGHTS. SEE SECTIONS 1 AND 3.

12. SOURCE AND AMOUNT OF FUNDS.

    The total amount of funds required by the Purchaser to purchase all Shares and to cancel all of the Options pursuant to the Offer and the Merger and to pay related fees and expenses is expected to be in an aggregate amount of approximately $120.8 million. In addition, the total amount of funds needed by the Company to repurchase or refinance its existing indebtedness is expected to be in the aggregate amount of approximately $53 million. Consummation of the Offer is conditioned on the obtaining of financing.

    FACILITIES AND THE USE OF PROCEEDS. The Purchaser expects to obtain debt and equity financing in an aggregate amount of approximately $200 million to fund the Offer, the Merger and the related fees and expenses, to refinance substantially all of the indebtedness of the Company and to provide for the working capital requirements of the Surviving Corporation. The Fund will contribute $80 million to Parent as an equity contribution, and the lenders will provide $120 million in credit to Holdings II, Inc., a newly formed Delaware corporation that is a wholly owned subsidiary of Parent ("Holdings II"). The funds necessary to purchase the Company's stock will be provided to the Purchaser by way of an equity capital contribution from Parent (indirectly through Holdings II) and Holdings II will loan to the Company the funds necessary to refinance its existing indebtedness (the notes evidencing such loan hereinafter the "Intercompany Notes"). Following consummation of the Merger, Holdings II will be merged with and into the Surviving Corporation with the effect that Surviving Corporation will assume the obligations of both the Purchaser and Holdings II under the credit facility.

    Pursuant to a Commitment Letter dated November 8, 1998 (the "Commitment Letter"), each of Bankers Trust Company ("BTCo") and NationsBank, N.A. ("NationsBank") has committed to provide, severally but not jointly, $60 million of the senior credit facility described below, which aggregate to $120 million. The senior credit facility will consist of a tranche A term loan of up to $55 million and a tranche B term loan of up to $15 million (collectively the "Term Loan Facility") and a revolving credit facility of up to $50 million, including a sublimit in an amount to be agreed upon for letters of credit (the "Revolving Credit Facility," and together with the Term Loan Facility, the "Credit Facility"). NationsBanc Montgomery Securities, L.L.C. will act as syndication agent for the lenders.

    MATURITY; COMMITMENT REDUCTION; AMORTIZATION. The lenders' commitments to lend the tranche A term loans and the tranche B term loans will terminate immediately upon consummation of the Tender Offer. The tranche A term loans have a final maturity date of five and one-half years after the date of the initial funding under the Credit Facility (the "Closing Date"). Certain quarterly amortization will be required. The tranche B term loans have a final maturity date of seven years after the Closing Date. Quarterly amortization will be required in aggregate annual amounts equal to 1% of the original principal amount of the tranche B Term Loans for the first six years after the Closing Date and the remaining balance will be amortized in equal quarterly installments during the seventh year. The Revolving Credit Facility has a final maturity date of five and one-half years after the Closing Date.

    INTEREST. All amounts outstanding under the Credit Facility will bear interest, at the Borrower's option, as follows: (1) with respect to the tranche A term loans and the loans made under the Revolving Credit Facility, at the reserve adjusted eurodollar rate or the base rate plus, in each case, a margin which will initially be 3.00% and 2.00% per annum, respectively, for the six-month period following the Closing Date and which will thereafter be based on the ratio (the "Leverage Ratio") of consolidated total debt to consolidated EBITDA of the Borrower and its subsidiaries to be determined; and (2) with respect to the tranche B term loans, at the reserve adjusted eurodollar rate or the base rate plus, in each case, a margin equal to 3.50% and 2.50% per annum. Loans outstanding under the swingline facility will bear interest at the rate applicable base rate loans under the Revolving Credit Facility minus the commitment fee percentage in respect of the Revolving Credit Facility, and such outstanding loans will not constitute usage of the Revolving Credit Facility for purposes of calculating the commitment fee. After the occurrence and during the continuation of an event of default, interest will accrue at a rate equal to the rate on loans bearing interest at the rate determined by reference to the base rate plus an additional two percentage points (2.00%) per annum and will be payable on demand.

    Within 90 days after the Closing Date, the Borrower will obtain certain interest rate protection, pursuant to interest rate swaps, caps or other similar arrangements satisfactory to the administrative agent.

    GUARANTEES; SECURITY. The Credit Facilities will be guaranteed by Parent, which guarantee will be secured by a pledge of the stock of the Borrower. Upon consummation of the Merger, the Credit Facility will also be guaranteed by all direct and indirect domestic subsidiaries of the Borrower. The Credit Facility will be secured on a first priority perfected lien basis by Parent's pledge of the stock of Holdings II and by Holdings II's pledge of the stock of the Purchaser and the Intercompany Notes. The Intercompany Notes between Holdings II and the Company will be secured by all existing and after-acquired personal property of the Company on a first priority perfected lien basis and such security interest in favor of Holdings II will be assigned by Holdings II to BTCo on behalf of the lenders. Upon consummation of the Merger and assumption of the Credit Facility by the Company, all extensions of credit to the Borrower and all guaranties of subsidiaries of the Borrower will be secured by all existing and after-acquired personal property of the Borrower and the subsidiary guarantors, including a pledge of 100% of the stock of all domestic subsidiaries of the Borrower and 65% of the stock of all foreign subsidiaries of Borrower. Upon consummation of the Merger and assumption of the Credit Facility by the Company, the Credit Facilities will also be secured by first priority liens on all existing and after-acquired real property fee interests and all leasehold interests of the Borrower and the subsidiary guarantors, subject to exceptions to be agreed upon. There will be a negative pledge on all assets of Parent, the Borrower and its subsidiaries, subject to exceptions to be agreed upon.

    REPAYMENTS. Voluntary prepayment and commitment reductions may be made in whole or in part without premium or penalty (eurodollar loans prepayable only on the last days of related interest periods or if the Borrower pays all breakage costs) and the lenders' commitments relative thereto reduced or terminated upon such notice and in such amounts as may be agreed upon. Voluntary prepayments of the Term Loan Facility will be applied ratably to the tranche A term loans and the tranche B term loans and will be applied on a PRO RATA basis to the scheduled installments thereof.

    With respect to mandatory prepayments and commitment reductions, following consummation of the Merger, the Borrower will prepay the loans and/or the commitments under the Revolving Credit Facility will be reduced (subject to certain basket amounts to be agreed upon) in amounts equal to: (1) 100% of the net after-tax proceeds of the sale or other disposition of any property or assets of Parent, the Borrower or any of its subsidiaries (including insurance and condemnation proceeds), other than (a) net cash proceeds of sales or other dispositions of inventory in the ordinary course of business and (b) certain other exceptions to be negotiated, in each case payable no later than the first business day following the date of receipt; (2) 75% of the net cash proceeds received from the issuance of equity securities of Parent, the Borrower or any of its subsidiaries, in each case payable no later than the first business day following the date of receipt; (3) 100% of the net cash proceeds received from certain issuances of debt securities by Parent, the Borrower or any of its subsidiaries, in each case payable no later than the first business day following the date of receipt; and (4) 75% of excess cash flow for each fiscal year, payable within 90 days after the end of the applicable fiscal year.

    All such amounts will be applied to first the prepayment of the Term Loan Facility and thereafter to the prepayment of the Revolving Credit Facility and the reduction of the commitments thereunder and all such mandatory prepayments of the Term Loan Facility will be applied ratably to the tranche A term loans and to the tranche B term loans; PROVIDED that, during the first six months following the Closing Date the first $25.0 million in cash proceeds from the issuance of subordinated debt securities (the "Permitted Mezzanine Financing") will be applied as follows: (a) $5.0 million to the prepayment of the tranche A term loans and (b) $20.0 million to redeem a portion of the Fund's equity investment. Mandatory prepayments of the Term Loan Facility made pursuant to the preceding sentence will be applied PRO RATA to the remaining scheduled installments of the Term Loan Facility. All other mandatory repayments will be applied to the remaining scheduled installments of the Term Loan Facility in a manner to be determined. Notwithstanding the foregoing, in the case of any mandatory prepayment to be applied to the tranche B term loans, the Borrower may elect to offer the holders thereof the opportunity to waive the right to receive the amount of such mandatory prepayment. In the event any such holders elect to waive such right, 100% of the amount that would otherwise have been applied as a mandatory prepayment of the tranche B Term Loans of such holders will be applied to the prepayment of the tranche A term loans.

    CONDITIONS. The Commitment Letter refers to customary conditions precedent to the initial funding of the Credit Facility, which will include, without limitation, the preparation of definitive financing documentation; the existence of satisfactory corporate, capital and ownership structures of Parent, the Company, and their respective subsidiaries as well as a satisfactory acquisition structure and documentation thereof; the existence of certain minimum equity capitalization and related items; consummation of the tender offer; discharge of existing indebtedness; obtaining certain approvals and agreements; meeting certain maximum transaction fees and expenses; grants of certain security interests; presentation of certain financial statements; no material adverse change in the business, operation, properties, assets, liabilities, condition or prospects of the Company since January 31, 1998; the absence of specified material adverse changes in the financial and capital markets, or in the business, operation, properties, assets, liabilities, condition (financial or otherwise) or prospects of Parent, the Company and their respective subsidiaries; and the results of the remaining legal, tax, regulatory and environmental investigations being reasonably satisfactory in all material respects to the Agents. The conditions to all borrowings will include requirements relating to prior written notice of borrowing, the accuracy of representations and warranties, and the absence of any default or potential event of default, and will otherwise be customary and appropriate for financings of this type.

    REPRESENTATIONS AND WARRANTIES. The Commitment Letter refers to certain customary representations and warranties, including without limitation due organization and authorization, enforceability, financial condition, no material adverse changes, title to properties, liens, litigation, payment of taxes, no material adverse agreements, compliance with laws, employee benefit liabilities, environmental liabilities, perfection and priority of liens securing the Credit Facility, full disclosure, Year 2000 compliance and the accuracy of all representations and warranties in the Merger Agreement and other documents relating to the acquisition.

    COVENANTS. The Commitment Letter also provides for certain customary affirmative covenants, including but not limited to covenants to deliver appraisals, title insurance and environmental reports relating to the real property securing the Credit Facilities and a solvency opinion from an independent valuation consultant or appraiser, and negative covenants, including but not limited to limitations on other indebtedness, liens, investments, guarantees, restricted junior payments, dividends (PROVIDED that, after the mandatory prepayments of the Credit Facility described above have been made, up to $20.0 million in proceeds of a Permitted Mezzanine Financing may be used to redeem the Borrower's common stock, redemptions and payments on subordinated debt), mergers and acquisitions, sales of assets, leases, transactions with affiliates, conduct of business, Year 2000 compliance and other provisions customary and appropriate for financings of this type, including exceptions and baskets to be manually agreed upon. Notwithstanding the foregoing, prior to the Merger, the Credit Facility will not (i) prohibit the sale or other disposition of the Shares held by the Purchaser for cash at the fair value thereof so long as the proceeds are held as cash or approved cash equivalents and (ii) prohibit the creation or existence of any lien or encumbrance on or with respect to the Shares. Financial covenants will include a minimum interest coverage test, a maximum leverage test, a minimum EBITDA test and a maximum capital expenditure test. Parent will agree to cause the Merger to occur as soon as practicable but in any event within 120 days after the consummation of the Offer pursuant to the definitive acquisition documents, including in the event that not less than 90% of the Shares are tendered in the Offer, causing a "short-form" merger to occur promptly following the payment for the Shares purchased in the Offer.

    EVENTS OF DEFAULT. The Commitment Letter provides for customary and appropriate events of default (subject to customary and appropriate grace periods), including without limitation failure to make payments when due, defaults under other agreements or instruments of indebtedness, noncompliance with covenants, breaches of representations and warranties, bankruptcy, judgments in excess of specified amounts, invalidity of guaranties, impairment of security interests in collateral, and changes of control.

    INDEMNIFICATION; EXPENSES; FEES. In connection with the Commitment Letter, Stonington, as the management company of the Fund, agreed to pay the reasonable costs and expenses arising in connection with the Commitment Letter, the financing agreements, and the syndication of the Credit Facility. As the management company of the Fund, Stonington further agreed to indemnify each of the arrangers, the lenders, and each director, officer, employee, agent, attorney and affiliate thereof against certain liabilities, except in cases of gross negligence or willful misconduct by such indemnified person or entity. Stonington's indemnification obligation will terminate upon execution of the definitive financing documentation. The Purchaser agreed to pay BTCo, NationsBank, BT Alex.Brown Incorporated and NationsBanc Montgomery Securities, L.L.C., as the case may be, financing, commitment, annual and other fees customary for commitments of the types described herein. The Purchaser has also agreed to pay to BTCo and NationsBank a termination fee payable under certain circumstances if the Merger Agreement is terminated.

    The foregoing summary of the Commitment Letter is qualified in its entirety by reference to the text of the Commitment Letter which has been filed as an exhibit to the Schedule 14D-1 and is incorporated herein by reference.

    Because the financing is still under review, Parent may alter one or more of the financing mechanism described above and may issue its equity securities (including common and preferred stock) to other parties, including one or more parties to the financing, and may issue additional subordinated or senior debt.

    Parent expects the financing will be repaid from a combination of cash flow from operations of the Company and future financings.

13. DIVIDENDS AND DISTRIBUTIONS.

    The Merger Agreement provides that, without the prior written consent of the Purchaser and except as otherwise expressly provided in the Merger Agreement, the Company will not, and will not permit any of its subsidiaries to, prior to the time persons designated or elected by the Purchaser or any of the respective affiliates will constitute a majority of the Board, (i) issue, reissue or sell, or authorize the issuance, reissuance or sale of (A) additional shares of capital stock of any class, or securities convertible into capital stock of any class, or any rights, warrants or options to acquire any convertible securities or capital stock, other than the issuance of Shares (and the related Rights), in accordance with the terms of the instruments governing such issuance on the date of the Merger Agreement, pursuant to the exercise or conversion of Options outstanding on the date of the Agreement, or (B) any other securities in respect of, in lieu of, or in substitution for, the Shares or any other capital stock of any class outstanding on the date of the Agreement; (ii) make any other changes in its capital structure; or (iii) split, combine or reclassify any shares of its capital stock, declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, or redeem or otherwise acquire any of its securities or any securities of its subsidiaries.

14. CERTAIN CONDITIONS OF THE OFFER.

    Notwithstanding any other provisions of the Offer, the Purchaser will not be required to accept for payment or pay for, and may delay the acceptance for payment of, or the payment for, any Shares, and may terminate or, subject to the terms of the Merger Agreement, amend the Offer, if (i) there will not be validly tendered and not properly withdrawn prior to the Expiration Date, as it may be extended in accordance with the Offer that number of Shares which represents at least a majority of the total number of outstanding Shares on a fully diluted basis on the date of purchase (not taking into account the Rights) (the "Minimum Condition"), (ii) any applicable waiting period under the HSR Act will not have expired or been terminated prior to the expiration of the Offer, or (iii) at any time on or after the date of the Merger Agreement and prior to the acceptance for payment of Shares, any of the following conditions exist:

        (a) there will be threatened or pending any action, suit or proceeding or any statute, rule, regulation, judgment, order or injunction proposed, sought, promulgated, enacted, entered, enforced or deemed applicable to the Offer, or any other action will have been taken, proposed or threatened, by any Governmental Entity or by any court of competent jurisdiction, other than the routine application to the Offer, the Merger or other subsequent business combination of waiting periods under the HSR Act, (i) seeking to prohibit or impose any material limitations on Parent's or Purchaser's ownership or operation (or that of any of their respective subsidiaries or affiliates) of all or a material portion of their or the Company's businesses or assets, or to compel Parent or the Purchaser or their respective subsidiaries and affiliates to dispose of or hold separate any material portion of the business or assets of the Company or Parent or the Purchaser and their respective subsidiaries, in each case, taken as a whole,
    (ii) seeking to make the acceptance for payment of, or the payment for, some or all of the Shares illegal or otherwise prohibiting, restricting or significantly delaying consummation of the Offer or the Merger or the performance of any of the other transactions contemplated by the Merger Agreement, or seeking to obtain from the Company or the Purchaser any damages that are material in relation to the Company and its subsidiaries as taken as a whole, (iii) seeking to impose material limitations on the ability of the Purchaser, or render the Purchaser unable, to acquire or hold or to exercise effectively all rights of ownership of the Shares, including, without limitation, the right to vote any Shares purchased by the Purchaser on all matters properly presented to the stockholders of the Company, or effectively to control in any material respect the business, assets or operations of the Company, its subsidiaries or the Purchaser or any of their respective affiliates, (iv) seeking to impose circumstances under which the purchase or payment for some or all of the Shares pursuant to the Offer and Merger could have a material adverse affect on the Purchaser, or (v) which otherwise is reasonably likely to have a material adverse effect on the Company; or

        (b) there will have occurred any change that constitutes a Company Material Adverse Effect (as defined in the Merger Agreement); or

        (c) there will have occurred (i) any general suspension of trading in, or limitation on prices for, securities on the New York Stock Exchange, Inc. or The Nasdaq Stock Market for a period in excess of 24 hours (excluding suspensions or limitations resulting solely from physical damage or interference with such exchanges not related to market conditions), (ii) the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States (whether or not mandatory), (iii) the commencement of a war, armed hostilities or other international or national calamity directly or indirectly involving the United States, (iv) any limitation (whether or not mandatory), by any U.S. governmental authority or agency, likely to materially adversely affect, the extension of credit by banks or other financial institutions, (v) a change in general financial, bank or capital market conditions which materially and adversely affects the ability of financial institutions in the United States to extend credit or syndicate loans, (vi) from the date of the Merger Agreement through the date of termination or expiration of the Offer, a decline of at least 15% in the Standard & Poor's 500 Index, or (vii) in the case of any of the foregoing, existing at the date of the execution of the Merger Agreement, a material acceleration or worsening thereof; or

        (d) any person (which includes a "person" as such term is defined in Section 13(d)(3) of the Exchange Act) other than Parent or the Purchaser, any of their respective affiliates, or any group of which any of them is a member will have acquired beneficial ownership of more than 15% of the outstanding Shares or will have entered into a definitive agreement or an agreement in principle with the Company with respect to an Acquisition Transaction involving the Company or any of its subsidiaries; or

        (e) the Merger Agreement will have been terminated in accordance with its terms; or

        (f) (i) the Company Board will have withdrawn, changed or modified (including by amendment of the Schedule 14D-9) in a manner adverse to Purchaser or Parent its approval or recommendation of the Offer, the Merger Agreement or the Merger or will have recommended an Acquisition Proposal, or will have adopted any resolution to effect any of the foregoing, (ii) the Company Board will have recommended any proposal other than the Merger Agreement in respect of an Acquisition Proposal, (iii) the Company will have exercised a right with respect to an Acquisition Proposal referenced in the Merger Agreement and will have, directly or through its representatives, continued discussions with any third party concerning an Acquisition Proposal for more than ten (10) business days after the date of receipt of such Acquisition Proposal, or (iv) an Acquisition Proposal that is publicly disclosed and that contains a proposal as to price (without regard to whether such proposal specifies a specific price or a range of potential prices) will have been commenced, publicly proposed or communicated to the Company and the Company will not have rejected such proposal within ten (10) business days of the earlier to occur of (A) the Company's receipt of such Acquisition Proposal and (B) the date such Acquisition Proposal first becomes publicly disclosed; or

        (g) all consents, permits and approvals of Governmental Entities and other persons set forth in Section 4.6 of the Company Disclosure Schedule and identified with an asterisk will not have been obtained with no material adverse conditions attached and no material expense imposed on the Company or any of its subsidiaries; or

        (h) the Purchaser and Parent will not have obtained the financing set forth in the Commitment Letter unless the failure to obtain such financing is due to Purchaser's or Parent's failure to perform any obligation required thereunder; or

        (i) the Purchaser will have not entered into satisfactory arrangements with senior management of the Company with respect to their continued employment in the Company; or

        (j) (i) the representations and warranties made by the Company in the Merger Agreement will not have been true and correct in all material respects when made or will have ceased to be true and correct in all material respects as of the Expiration Date as if made as of such date, or
    (ii) as of the Expiration Date the Company will not in all material respects have performed its material obligations and agreements and complied with its material covenants to be performed and complied with by it under the Merger Agreement.

    The Conditions to the Offer set forth above are for the sole benefit of the Purchaser. The Company will not assert failure of, or waive, any such condition without the prior written consent of the Purchaser. If the Purchaser elects to waive any such condition to the Offer, the Company will cooperate and comply with such election.

    The Purchaser acknowledges that the Commission believes that (i) if the Purchaser is delayed in accepting the Shares it must either extend the Offer or terminate the Offer and promptly return the Shares, and (ii) the circumstances in which a delay in payment is permitted are limited and do not include unsatisfied conditions of the Offer, except with respect to most required regulatory approvals.

15. CERTAIN LEGAL MATTERS; REQUIRED REGULATORY APPROVALS.

    GENERAL. Except as set forth in this Offer to Purchase, based on its review of publicly available filings by the Company with the Commission, neither Parent nor the Purchaser is aware of any licenses or regulatory permits that appear to be material to the business of the Company and its subsidiaries, taken as a whole, and that might be adversely affected by the Purchaser's acquisition of Shares (and the indirect acquisition of the stock of the Company's subsidiaries) as contemplated herein, or any filings, approvals or other actions by or with any domestic, foreign or supranational governmental authority or administrative or regulatory agency that would be required for the acquisition or ownership of the Shares (or the indirect acquisition of the stock of the Company's subsidiaries) by the Purchaser pursuant to the Offer as contemplated herein. Should any such approval or other action be required, it is presently contemplated that such approval or action would be sought except as described below under "State Takeover Laws." Should any such approval or other action be required, there can be no assurance that any such approval or action would be obtained without substantial conditions or that adverse consequences might not result to the Company's or its subsidiaries' businesses, or that certain parts of the Company's, Parent's, the Purchaser's or any of their respective subsidiaries' businesses might not have to be disposed of or held separate or other substantial conditions complied with in order to obtain such approval or action or in the event that such approvals were not obtained or such actions were not taken. The Purchaser's obligation to purchase and pay for Shares is subject to certain conditions, including conditions with respect to litigation and governmental actions. See Introduction and Section 14.

    STATE TAKEOVER LAWS. A number of states (including Delaware where the Company is incorporated) have adopted takeover laws and regulations which purport, to varying degrees, to be applicable to attempts to acquire securities of corporations which are incorporated in such states or which have substantial assets, stockholders, principal executive offices or principal places of business therein. To the extent that certain provisions of certain of these state takeover statutes purport to apply to the Offer or the Merger, the Purchaser believes that such laws conflict with federal law and constitute an unconstitutional burden on interstate commerce. In 1982, the Supreme Court of the United States, in EDGAR v. MITE CORP., invalidated on constitutional grounds the Illinois Business Takeovers Statute, which as a matter of state securities law made takeovers of corporations meeting certain requirements more difficult. The reasoning in such decision is likely to apply to certain other state takeover statutes. In 1987, however, in CTS CORP. v. DYNAMICS CORP. OF AMERICA, the Supreme Court of the United States held that the State of Indiana could as a matter of corporate law and, in particular, those aspects of corporate law concerning corporate governance, constitutionally disqualify a potential acquiror from voting on the affairs of a target corporation without the prior approval of the remaining stockholders, provided that such laws were applicable only under certain conditions. Subsequently, in TLX ACQUISITION CORP. v. TELEX CORP., a Federal district court in Oklahoma ruled that the Oklahoma statutes were unconstitutional insofar as they apply to corporations incorporated outside Oklahoma in that they would subject such corporations to inconsistent regulations. Similarly, in TYSON FOODS, INC. v. MCREYNOLDS, a Federal district court in Tennessee ruled that four Tennessee takeover statutes were unconstitutional as applied to corporations incorporated outside Tennessee. This decision was affirmed by the United States Court of Appeals for the Sixth Circuit. In December 1988, a Federal district court in Florida held, in GRAND METROPOLITAN PLC v. BUTTERWORTH, that the provisions of the Florida Affiliated Transactions Act and Florida Control Share Acquisition Act were unconstitutional as applied to corporations incorporated outside of Florida.

    Section 203 of the DGCL prevents certain "business combinations" with an "interested stockholder" (generally, any person who owns or has the right to acquire 15% or more of a corporation's outstanding voting stock) for a period of three years following the time such person became an interested stockholder, unless, among other things, prior to the time the interested stockholder became such, the board of directors of the corporation approved either the business combination or the transaction in which the interested stockholder became such. The Company Board has unanimously approved the Offer, the Merger and the Merger Agreement and the transactions contemplated thereby for the purposes of Section 203 of GCL.

    The Purchaser has not attempted to comply with any state takeover statutes in connection with the Offer or the Merger although, pursuant to the Merger Agreement, the Company has represented that the Company Board has taken appropriate action to render Section 203 of the GCL inapplicable to the Offer, the Merger and the transactions contemplated by the Merger Agreement. The Purchaser reserves the right to challenge the validity or applicability of any state law allegedly applicable to the Offer or the Merger, and nothing in this Offer to Purchase nor any action taken in connection herewith is intended as a waiver of that right. In the event that it is asserted that one or more takeover statutes apply to the Offer or the Merger, and it is not determined by an appropriate court that such statute or statutes do not apply or are invalid as applied to the Offer or the Merger, as applicable, the Purchaser may be required to file certain documents with, or receive approvals from, the relevant state authorities, and the Purchaser might be unable to accept for payment or purchase Shares tendered pursuant to the Offer or be delayed in continuing or consummating the Offer. In such case, the Purchaser may not be obligated to accept for purchase, or pay for, any Shares tendered. See Section 14.

    UNITED STATES ANTITRUST APPROVALS. Under the HSR Act, and the rules and regulations that have been promulgated thereunder by the United States Federal Trade Commission (the "FTC"), certain acquisition transactions may not be consummated until certain information and documentary material has been furnished for review by the FTC and the Antitrust Division of the United States Department of Justice (the "Antitrust Division") and certain waiting period requirements have been satisfied. The acquisition of Shares pursuant to the Offer and the Merger is subject to such requirements.

    Under the provisions of the HSR Act applicable to the Offer and the Merger, the purchase of Shares pursuant to the Offer and the Merger may not be consummated until the expiration of a 15-calendar-day waiting period following the filing of certain required information and documentary material with respect to the Offer with the FTC and the Antitrust Division, unless such waiting period is earlier terminated by the FTC and the Antitrust Division. The Fund filed a Premerger Notification and Report Form with the FTC and the Antitrust Division in connection with the purchase of Shares pursuant to the Offer and the Merger under the HSR Act on November 13, 1998, and the required waiting period with respect to the Offer and the Merger would expire at 12:00 a.m., New York City time, on November 28, 1998, unless earlier terminated by the FTC or the Antitrust Division or the Fund receives a request for additional information or documentary material prior thereto. If, within such 15-calendar-day waiting period either the FTC or the Antitrust Division were to request additional information or documentary material from the Fund, the waiting period with respect to the Offer and the Merger would be extended for an additional period of 10 calendar days following the date of substantial compliance with such request by the Fund. Only one extension of the waiting period pursuant to a request for additional information is authorized by the rules promulgated under the HSR Act. Thereafter, the waiting period could be extended only by court order or with the consent of Parent. The additional 10-calendar-day waiting period may be terminated sooner by the FTC or the Antitrust Division. Although the Company is required to file certain information and documentary material with the FTC and the Antitrust Division in connection with the Offer, neither the Company's failure to make such filings nor a request made to the Company from the FTC or the Antitrust Division for additional information or documentary material will extend the waiting period with respect to the purchase of Shares pursuant to the Offer and the Merger.

    The FTC and the Antitrust Division frequently scrutinize the legality under the antitrust laws of transactions such as the acquisition of Shares by the Purchaser pursuant to the Offer and the Merger. At any time before or after the Purchaser's purchase of Shares, the FTC or the Antitrust Division could take such action under the antitrust laws as either deems necessary or desirable in the public interest, including seeking to enjoin the purchase of Shares pursuant to the Offer and the Merger, the divestiture of Shares purchased pursuant to the Offer or the divestiture of substantial assets of Parent, the Purchaser, the Company or any of their respective subsidiaries or affiliates. Private parties as well as state attorneys general may also bring legal actions under the antitrust laws under certain circumstances. See Section 14.

    Based upon an examination of publicly available information relating to the businesses in which the Company is engaged, the Purchaser believes that the acquisition of Shares pursuant to the Offer and the Merger should not violate the applicable antitrust laws. Nevertheless, there can be no assurance that a challenge to the Offer and the Merger on antitrust grounds will not be made, or, if such challenge is made, what the result will be. See Section 14.

    FOREIGN APPROVALS. According to publicly available information, the Company conducts business in a number of other foreign countries and jurisdictions. In connection with the acquisition of the Shares pursuant to the Offer or the Merger, the laws of certain of those foreign countries and jurisdictions may require the filing of information with, or the obtaining of the approval or consent of, governmental authorities in such countries and jurisdictions. The governments in such countries and jurisdictions might attempt to impose additional conditions on the Company's operations conducted in such countries and jurisdictions as a result of the acquisition of the Shares pursuant to the Offer or the Merger. If such approvals or consents are found to be required the parties intend to make the appropriate filings and applications. In the event such a filing or application is made for the requisite foreign approvals or consents, there can be no assurance that such approvals or consents will be granted and, if such approvals or consents are received, there can be no assurance as to the date of such approvals or consents. In addition, there can be no assurance that the Purchaser will be able to cause the Company or its subsidiaries to satisfy or comply with such laws or that compliance or noncompliance will not have adverse consequences for the Company or any subsidiary after purchase of the Shares pursuant to the Offer or the Merger.

    "GOING PRIVATE" RULE. The Commission has adopted Rule 13e-3 under the Exchange Act which is applicable to certain "going private" transactions and which may under certain circumstances be applicable to the Merger. Rule 13e-3 under the Exchange Act requires, among other things, that certain financial information concerning the fairness of the proposed transaction and the consideration offered to minority stockholders in such transaction be filed with the Commission and disclosed to stockholders prior to the consummation of the transaction. Parent, however, believes that Rule 13e-3 under the Exchange Act will not be applicable to the Merger because of the following exemptions. Rule 13e-3 would not apply if (i) the Shares are deregistered under the Exchange Act prior to the Merger or other business combination or (ii) the Merger or other business combination is consummated within one year after the purchase of the Shares pursuant to the Offer and the amount paid per Share in the Merger or other business combination is at least equal to the amount paid per Share in the Offer.

    LITIGATION   On April 7, 1998, Golden Cycle filed a complaint in Delaware
Chancery Court against the Company and each member of its Board of Directors, alleging interference with corporate franchise, breach of fiduciary duty and fraud. The action, as subsequently amended, alleges various actions or inactions relating to the Golden Cycle offer and its consent solicitation and seeks, inter alia, redemption of the Rights, injunctive relief and unspecified damages. On April 9, 1998, Golden Cycle filed a motion seeking, among other things, preliminary injunctive relief. A hearing on Golden Cycle's motion for preliminary injunctive relief was held on May 8, 1998 and, on May 20, 1998, the Chancery Court issued an order denying Golden Cycle's request in all respects. Although the Chancery Court denied Golden Cycle's request for preliminary injunctive relief, that order was not a final judgment on Golden Cycle's claims.

    On November 12, 1998, Golden Cycle filed a notice of motion for preliminary injunction in the Delaware Court of Chancery seeking, among other things, invalidation of any termination fee and expense reimbursement provisions in the Merger Agreement, redemption of the Rights, and an order requiring the Company to exempt Golden Cycle from Section 203 of the DGCL. On that same day, Golden Cycle also filed a notice of motion for partial summary judgment seeking invalidation of the record date of November 10, 1998, set by the Board with respect to Golden Cycle's consent solicitation to remove the Board and replace it with nominees committed to facilitate the Golden Cycle proposal. Each of Parent and the Purchaser has learned that Golden Cycle intends to amend its complaint to add Purchaser, Parent and/ or Stonington as parties to the litigation, and to seek injunctive relief against Parent, Purchaser and/or Stonington with respect to the fee and expense reimbursement provisions in the Merger Agreement. The Delaware Chancery Court has scheduled a hearing on Golden Cycle's motion on December 7, 1998.

16. CERTAIN FEES AND EXPENSES.

    Chase Securities Inc. has been retained as the Dealer Manager. The Parent and Purchaser will pay the Dealer Manager reasonable and customary compensation for its services in connection with the Offer, will reimburse the Dealer Manager for its reasonable out-of-pocket expenses in connection therewith and will indemnify the Dealer Manager against certain liabilities and expenses in connection therewith, including certain liabilities under the federal securities laws.

    Stonington is acting as financial adviser to Parent and Purchaser in connection with the Offer and the Merger. It has been Stonington's practice to be paid fees and to be reimbursed for expenses following consummation of the applicable transaction and it is expected that following consummation of the Offer and the Merger, Stonington will receive a fee from the Company not in excess of $2 million plus reimbursement of expenses in connection with the Offer and the Merger.

    MacKenzie Partners, Inc. has been retained by the Purchaser to act as Information Agent and ChaseMellon Shareholder Services, L.L.C. to as the Depositary in connection with the Offer. The Information Agent may contact holders of Shares by mail, telephone, telex, telegraph and personal interview and may request brokers, dealers and other nominee stockholders to forward material relating to the Offer to beneficial owners of Shares. The Purchaser will pay the Information Agent and the Depositary reasonable and customary compensation for all such services, reimburse the Information Agent and Depositary for reasonable out-of-pocket expenses in connection therewith, and indemnify the Information Agent and the Depositary against certain liabilities and expenses in connection therewith, including certain liabilities under the federal securities laws.

    Except as set forth above, neither Parent nor the Purchaser will pay any fees or commissions to any broker, dealer or other person for soliciting tenders of Shares pursuant to the Offer. Brokers, dealers, commercial banks and trust companies and other nominees will, upon request, be reimbursed by Parent or the Purchaser for customary clerical and mailing expenses incurred by them in forwarding offering materials to their customers.

17. MISCELLANEOUS.

    The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares residing in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction. However, the Purchaser may, in its discretion, take such action as it may deem necessary to make the Offer in any jurisdiction and extend the Offer to holders of Shares in such jurisdiction.

    In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of the Purchaser by one or more registered brokers or dealers that are licensed under the laws of such jurisdiction.

    Parent and the Purchaser have filed with the Commission a Schedule 14D-1, together with exhibits, pursuant to Rule 14d-3 of the General Rules and Regulations under the Exchange Act, furnishing certain additional information with respect to the Offer, and may file amendments thereto. Such Schedule 14D-1 and any amendments thereto, including exhibits, may be examined and copies may be obtained from the office of the Commission in the same manner as described in
Section 8 with respect to information concerning the Company, except that copies will not be available at the regional offices of the Commission.

    NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION ON BEHALF OF PARENT OR THE PURCHASER NOT CONTAINED IN THIS OFFER TO PURCHASE OR IN THE LETTER OF TRANSMITTAL AND, IF GIVEN OR MADE, ANY SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED.

    Neither the delivery of the Offer to Purchase nor any purchase pursuant to the Offer shall under any circumstances create any implication that there has been no change in the affairs of Parent, the Purchaser, the Company or any of their respective subsidiaries since the date as of which information is furnished or the date of this Offer to Purchase.

                                          GMG ACQUISITION CORP.

November 16, 1998

                                                                      SCHEDULE I

       CERTAIN INFORMATION CONCERNING THE GENERAL PARTNERS, OFFICERS AND DIRECTORS OF STONINGTON, STONINGTON II, THE STONINGTON PARTNERSHIP AND THE FUND.

    Set forth below is the name, age, present principal occupation or employment and five-year employment history of each general partner, executive officer, director and principal shareholder of Stonington Partners, Inc., Stonington Partners, Inc. II, Stonington Partners, L.P. and Stonington Capital Appreciation 1994 Fund, L.P. The principal business address of each person listed below is at c/o Stonington Partners, Inc., 767 Fifth Avenue, 48th Floor, New York, NY 10153. Unless otherwise indicated, all persons and entities listed below are citizens of the United States.

1. STONINGTON PARTNERS, INC. AND STONINGTON PARTNERS, INC. II

                                                PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT;
NAME                                                     5-YEAR EMPLOYMENT HISTORY                               AGE
------------------------------  ---------------------------------------------------------------------------      ---
Alexis P. Michas..............  Managing Partner & Director of Stonington Partners, Inc. and Stonington              40
                                Partners, Inc. II since 1993; Investment banker with Merrill Lynch & Co.
                                from 1984 to 1994. Mr. Michas is also a director of the following companies with publicly registered securities: Blue Bird Corporation, Borg-Warner
                                Automotive, Inc., Borg-Warner Security Corporation, Dictaphone Corporation,
                                Goss Graphic Systems, Inc. and Packard BioScience Company. Mr. Michas is
                                also a director of the following private companies: Amerifoods Inc.,
                                Columbia National, Inc., HK Systems, Inc., and Amstar Property Rights
                                Holding, L.L.C.
James J. Burke, Jr............  Partner & Director of Stonington Partners, Inc. and Stonington Partners,             46
                                Inc. II since 1993; Investment banker with Merrill Lynch & Co. from 1979 to
                                1994. Mr. Burke is also a director of the following companies with publicly registered securities: AnnTaylor Stores Corporation, Borg-Warner Security
                                Corporation, Education Management Corporation, Pathmark Stores, Inc.,
                                Supermarkets General Holdings Corporation, and United Artists Theatre
                                Circuit Inc. and is a director of Amstar Property Rights Holding, L.L.C., a private company.
Robert F. End.................  Partner & Director of Stonington Partners, Inc. and Stonington Partners,             43
                                Inc. II since 1993; Investment banker with Merrill Lynch & Co. from 1986 to
                                1994. Mr. End is also a director of the following companies with publicly registered securities: Goss Graphic Systems, Inc., Packard BioScience
                                Company and United Artists Theatre Circuit Inc. Mr. End is also a director of the following private companies: HK Systems, Inc. and Mandarin Partners,
                                L.L.C.

                                                PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT;
NAME                                                     5-YEAR EMPLOYMENT HISTORY                               AGE
------------------------------  ---------------------------------------------------------------------------      ---
Albert J. Fitzgibbons.........  Partner & Director of Stonington Partners, Inc. and Stonington Partners,             53
                                Inc. II since 1993; Investment banker with Merrill Lynch & Co. from 1978 to
                                1994. Mr. Fitzgibbons is also a director of the following companies with publicly registered securities: Borg-Warner Security Corporation,
                                Dictaphone Corporation, Merisel, Inc., U.S. Foodservice and United Artists
                                Theatre Circuit Inc. He is also a director of the following private companies: Amerifoods, Inc. and Amstar Property Rights Holding, L.L.C.
Bradley J. Hoecker............  Partner & Director of Stonington Partners, Inc. and Stonington Partners,             36
                                Inc. II since 1997; Principal of Stonington Partners, Inc. from 1993 to
                                1997; Investment banker with Merrill Lynch & Co. from 1989 to 1994. Mr.
                                Hoecker is also a director of the following companies with publicly registered securities: Packard BioScience Company and Merisel, Inc. He is
                                also a director of Amerifoods Inc., a private corporation.
Stephen M. McLean.............  Partner & Director of Stonington Partners, Inc. and Stonington Partners,             40
                                Inc. II since 1993; Investment banker with Merrill Lynch & Co. from 1980 to
                                1994. Mr. McLean is also director of the following companies with publicly registered securities: CMI Industries, Inc., Dictaphone Corporation,
                                Merisel, Inc., Packard BioScience Company, Pathmark Stores, Inc. and
                                Supermarkets General Holdings Corporation. He also serves as a director of the following private companies: Gemini Industries, Inc. and Mandarin
                                Partners, L.L.C.
Stephen E. Hoey...............  Vice President, Treasurer and Chief Financial Officer of Stonington                  39
                                Partners, Inc. and Stonington Partners, Inc. II since 1994; Financial
                                Officer of General Atlantic from 1987 to 1994.
Judith A. Witterschein........  Vice President, Secretary and Corporate Counsel of Stonington Partners,              45
                                Inc. and Stonington Partners, Inc. II since 1994; Attorney with Merrill
                                Lynch & Co. from 1983 to 1994.

2. STONINGTON PARTNERS, L.P.

    No officers or directors. Stonington Partners, Inc. II is the general partner.

3. STONINGTON CAPITAL APPRECIATION 1994 FUND, L.P.

    No officers or directors. Stonington Partners, L.P. is the general partner.

                                                                     SCHEDULE II

          DIRECTORS AND EXECUTIVE OFFICERS OF PARENT AND THE PURCHASER

    1. DIRECTORS AND EXECUTIVE OFFICERS OF PARENT. Set forth below is the name, age, present principal occupation or employment and five-year employment history of each director and executive officer of Parent. Each person listed below has his or her principal business address at c/o Stonington Partners, Inc., 767 Fifth Avenue, 48th Floor, New York, NY 10153. Unless otherwise indicated, all persons listed below are citizens of the United States of America.

                                                            PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT;
NAME                         OFFICE HELD IN PARENT                   5-YEAR EMPLOYMENT HISTORY                   AGE
-----------------------  ------------------------------  --------------------------------------------------      ---

Robert F. End            President                       See description on Schedule I-1.

Robert J. Mylod, Jr.     Vice President & Treasurer      Principal of Stonington since January 1996;                 32
                                                         Associate of Stonington from 1993 to 1995. Mr.
                                                         Mylod was also an associate of Merrill Lynch
                                                         Capital Partners, Inc. from 1993 to 1994 and an
                                                         analyst of Merrill Lynch Capital Partners from
                                                         1989 to 1992. Mr. Mylod is a director of the
                                                         following companies with publicly registered
                                                         securities: Goss Graphic Systems, Inc. and
                                                         Pathmark Stores, Inc.

John A. Bartholdson      Vice President & Secretary      Associate of Stonington since May 1997. Mr.                 28
                                                         Bartholdson was also an analyst of Stonington from
                                                         1994 to 1995 and an analyst of Merrill Lynch
                                                         Capital Partners, Inc. from 1992 to 1994.

    2. DIRECTORS AND EXECUTIVE OFFICERS OF THE PURCHASER. Unless otherwise indicated below, all information concerning each person listed below is the same as shown above.

NAME                      OFFICE HELD IN THE PURCHASER         PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT;
-----------------------  ------------------------------  --------------------------------------------------------
                                                                      5-YEAR EMPLOYMENT HISTORY; AGE
                                                         --------------------------------------------------------

Robert F. End            President                                            Same as above.

Robert J. Mylod, Jr.     Vice President & Treasurer                           Same as above.

John A. Bartholdson      Vice President & Secretary                           Same as above.

    Facsimile copies of the Letter of Transmittal, properly completed and duly executed, will be accepted. The Letter of Transmittal, certificates for Shares and any other required documents should be sent or delivered by each stockholder of the Company or his broker, dealer, commercial bank, trust company or other nominee to the Depositary at one of its addresses set forth below:

                        THE DEPOSITARY FOR THE OFFER IS:

                    CHASEMELLON SHAREHOLDER SERVICES, L.L.C.

          BY HAND:                       BY MAIL:                 BY OVERNIGHT COURIER:
   ChaseMellon Shareholder        ChaseMellon Shareholder        ChaseMellon Shareholder
      Services, L.L.C.               Services, L.L.C.               Services, L.L.C.
   120 Broadway-13th Floor         Post Office Box 3301            85 Challenger Road
     New York, NY 10271         South Hackensack, NJ 07606      Ridgefield Park, NJ 07660

                      FACSIMILE FOR ELIGIBLE INSTITUTIONS:

                                  201-296-4293

                              TO CONFIRM FAX ONLY:

                                  201-296-4860

    Questions and requests for assistance may be directed to the Information Agent at the address and telephone number set forth below. Additional copies of this Offer to Purchase, the Letter of Transmittal and other tender offer materials may be obtained from the Information Agent as set forth below and will be furnished promptly at the Purchaser's expense. Stockholders may also contact their broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

                    THE INFORMATION AGENT FOR THE OFFER IS:

                                     [LOGO]

                                156 Fifth Avenue
                            New York, New York 10010
                          CALL COLLECT (212) 929-5500

                                       or

                         CALL TOLL FREE (800) 322-2885

                      THE DEALER MANAGER FOR THE OFFER IS:

                             CHASE SECURITIES INC.

                                270 Park Avenue
                               New York, NY 10017
                         (212) 270-5896 (Call Collect)